As filed with the U.S. Securities and Exchange Commission on __________, 2006

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AZUR HOLDINGS, INC.
(Name of small business issuer in its charter)

Delaware	6552	50-0015673
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301
(954) 763-1515
(Address and telephone number of principal executive offices)

Donald Goree
Chief Executive Officer
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301
(954) 763-1515

(Name, address and telephone number of agent for service)

Copy to:
Darren Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Tel: (212) 371-8008
Fax: (212) 688-7273

Approximate Date of Proposed Sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered (1)	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common Stock, par value $.0001	25,287,109(3)	$1.775	$44,884,619	$4,802.66

Common Stock, par value $.0001	13,000,000(4)	$1.775	$23,075,000	$2,469.03

Common Stock, par value $.0001	753,623(5)	$1.775	$1,337,881	$143.13

Common Stock, par value $.0001	2,216,508(6)	$1.775	$3,934,302	$420.97

Common Stock, par value $.0001	4,000,000(7)	$1.775	$7,100,000	$759.70

Common Stock, par value $.0001	375,000(8)	$1.775	$665,625	$71.23

Total registration fee				$8,666.72
_______________
(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, as amended. We have based the fee calculation on the average of the last reported bid and asked price for our common stock on the OTC Bulletin Board on March 3, 2006.

(3) Consists of shares of Azur Holdings, Inc. common stock which Azur International, Inc. intends to distribute to its stockholders.

(4) This registration statement also covers the resale by certain selling stockholders of shares of Azur Holdings, Inc. common stock which are issuable upon exercise of warrants held by such stockholders. Pursuant to a Registration Rights Agreement dated February 14, 2005 among Azur Holdings, Inc. and such warrantholders (the “Registration Agreement”), Azur Holdings, Inc. has agreed to register for resale by such selling stockholders 130% of the shares of common stock which initially may be issued upon exercise of all of the warrants to provide for adjustments as may be required under the warrants.

(5) This registration statement also covers the resale by certain selling stockholders of shares of Azur Holdings, Inc. common stock which are issuable upon the conversion of an aggregate of $1,000,000 principal amount of convertible debentures of Azur International, Inc. Pursuant to a Registration Rights Agreement, Azur Holdings, Inc. has agreed to register for resale by such selling stockholders 130% of the shares of common stock which initially may be issued upon conversion of all of the warrants. The number of shares of Azur Holdings, Inc. common stock issuable upon conversion of the entire outstanding principal amount of the debentures may fluctuate based upon the total number of shares of Azur Holdings, Inc. outstanding and which may be issued upon the exercise, exchange or conversion of outstanding securities.

(6) This registration statement also covers the resale by certain selling stockholders of shares of Azur Holdings, Inc. common stock which are issuable upon exercise of warrants held by such stockholders.

(7) This registration statement also covers the resale by one selling stockholder of shares of Azur Holdings, Inc. common stock which are issuable under a securities purchase agreement between Azur Holdings, Inc. and such selling stockholder.

(8) This registration statement also covers the resale by one selling stockholder of shares of Azur Holdings, Inc. common stock which are issuable under a consulting agreement between Azur Holdings, Inc. and such selling stockholder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated ________________, 2006

PROSPECTUS
45,832,240 Shares

AZUR HOLDINGS, INC.

Common Stock

Azur International, Inc. is distributing 25,287,109 shares of our common stock currently issued and outstanding and owned by it to its shareholders. Shareholders of Azur International, Inc. will receive one share of our common stock for each 3 shares of Azur International, Inc. common stock that they hold as of the record date for the distribution. The record date for the distribution will correspond with the effective date of the registration statement. Distribution of the common stock to Azur International, Inc. shareholders will be made within 30 days of the date of this prospectus.

This prospectus also relates to the offer and sale by the Selling Stockholders named in the table under the caption “Selling Shareholders” of up to 20,545,131 shares of our common stock in connection with the resale of:

•	Up to 4,000,000 shares of common stock which may be issued to Graybrick Partners I, LLC pursuant to a Securities Purchase Agreement with us dated March , 2006;

•
up to 753,623 shares of our common stock which may be issued to certain of the Selling Stockholders upon the conversion of Azur International, Inc.’s amended and restated 12% convertible debentures due September 30, 2006;

•	up to 15,216,508 shares of our common stock which may be issued to certain of the Selling Stockholders upon the exercise of warrants; and

•	375,000 shares of our common stock owned by one Selling Stockholder

The Selling Stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol “AZHI”. On January 24, 2006, the last trading day prior to the filing of the registration statement of which this prospectus comprises a part, the closing sales price per share of our common stock on the OTC Bulletin Board was $2.30. On March 7, 2006 the bid and asked prices of our common stock on the OTC Bulletin Board were $1.55 and $2.00, respectively.

Graybrick Partners I, LLC and any participating broker-dealers are "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our Common Stock.

We will not receive any of the proceeds from sales of the shares by the Selling Stockholders. However, if the Selling Stockholders decide to exercise their warrants, we will receive the net proceeds of the exercise of outstanding warrants held by them. We will pay all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the Selling Stockholders against some liabilities, including liabilities under the Securities Act.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2006

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR SHARES. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE AUDITED FINANCIAL STATEMENTS AND RELATED NOTES AND RISK FACTORS. UNLESS OTHERWISE STATED IN THIS PROSPECTUS, REFERENCES TO "WE," "US" OR "OUR COMPANY" REFER TO AZUR HOLDINGS, INC.

Azur Holdings, Inc.

Azur Holdings, Inc. (most recently known as “New Harvest Capital Corporation”) was organized under the laws of the State of Delaware on August 29, 1985. On June 1, 2005, pursuant to a Stock Purchase Agreement dated as of June 1, 2005 between HVST Acquisition and AII, HVST Acquisition sold to AII 68,960,000 shares of our common stock, constituting approximately 50.4% of our outstanding common stock. In August 2005 we effected a one for 1,370 share reverse stock split pursuant to which the outstanding shares of our common stock were reduced from 136,959,999 shares to 100,120 shares.

On February 14, 2006, we entered into and consummated the Exchange Agreement with AII. Under the Exchange Agreement, we issued an aggregate of 25,236,773 shares of our Common Stock in exchange for 2,000 shares of common stock of The Grand Shell Landing, Inc. (“GSLI”) and 7,500 shares of common stock of Azur Shell Landing Resort, Inc. (“ASLR”) held by AII. We also assumed certain liabilities of AII aggregating approximately $1,650,000. After the consummation of the Exchange Agreement, AII owns an aggregate of 25,287,109 shares of our Common Stock, constituting approximately 99.8% of the issued and outstanding shares of our Common Stock.

GSLI owns the Shell Landing Golf Club. The 225 acre course designed by Davis Love III is located in Gautier, Mississippi approximately 13 miles east of Biloxi, which has become a world class entertainment and gambling center with 12 casinos. ASLR has a 95% undivided tenants-in-common interest in five parcels of land aggregating approximately 1,100 acres in Gautier, Mississippi with an as is undeveloped appraised value of $19,170,000 (the “Property”). The land is contiguous to the Shell Landing Golf Club. ASLR’s ownership rights are subject to the terms of a Co-Ownership Agreement among ASLR, AII and Azur-Shell Landing Development II, LLC, a limited liability company (ASLD II”) owned 50% by Crawford Family Limited Partnership and 50% by the Naranjo Family Limited Partnership. ASLD II owns the record title to the Property.

We intend to construct on the 12.75 acre site located between the 9th and 18th fairways of the Shell Landing Golf Course, a 126 unit luxury condominium project consisting of 21 buildings surrounding a pool, spa and eight tennis courts and overlooking the Shell Landing Golf Course. The units average 1,500 square feet and are being offered at prices averaging $315,000. The project is scheduled to commence in the second quarter of 2006 and be completed by the first quarter of 2007. We intend to obtain traditional bank financing for the construction of this project. The contractor for this project has not been chosen. The selling price for each unit has been reduced due to changes in the design of the units which will reduce construction costs and enable us to maintain substantially all of our profit margin.

A second phase of development on the 18.9 acre site located between the 3rd, 4th and 5th fairways of the golf course contemplates construction of 210 condominium units in 30 buildings. We anticipate that construction will commence in the first quarter of 2007 and be completed by the first quarter of 2008. We anticipate that the marketing and sales of these units shall commence in the third quarter of 2006. JME Coldwell Banker shall continue marketing this property to prospective purchasers in the local market as well as in Georgia, Alabama, Tennessee, Texas and states in the Northeast. In addition, we anticipate that the marketing and sale of a portion of the property to a third party, where we intend to construct 400 apartment units. Construction is expected to commence in 2006.

Our principal office is located at 100 NE 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301 and our telephone number is 954-763-1515.

Questions and Answers About the Distribution

Q. What is Azur Holdings, Inc.?

A. We are a Delaware corporation which has recently acquired the Shell Landing Golf Club in Gautier, Mississippi and approximately 1,100 acres of undeveloped land contiguous to the Shell Landing Golf Club which we intend to develop.

Q. What is the distribution?

A. The distribution is a method by which Azur International, Inc. (“AII”), a company which before the distribution owns approximately 98.3% of our issued and outstanding common stock, will distribute to its shareholders all 25,287,109 of our shares of our common stock currently held by AII.

Q. Why are Shares of our Common Stock Being Distributed?

A. Shares of our common stock are being distributed by AII in order to provide AII shareholders with what we and AII believe will be greater long term value because we and AII believe the distribution will provide greater liquidity to our shareholders.

Q. How did AII Acquire the Shares of our Common Stock Being Distributed?

A. On June 1, 2005, pursuant to a Stock Purchase Agreement dated as of June 1, 2005 between HVST Acquisition and AII, HVST Acquisition sold to AII 68,960,000 shares of our common stock, constituting approximately 50.4% of our outstanding common stock at the time of the transaction. In August 2005 we effected a 1 for 1,370 share reverse stock split, thereby reducing the number of shares of our common stock held by AII to 50,336. On February 14, 2006, we entered into and consummated the Exchange Agreement with AII. Under the Exchange Agreement, we issued an aggregate of 25,236,773 shares of our common stock to AII in exchange for 100% of the outstanding shares of common stock of The Grand Shell Landing, Inc., a Mississippi corporation which owns the Shell Landing Golf Club in Gautier, Mississippi, and 7,500 shares of common stock of Azur Shell Landing Resort, Inc., a Mississippi corporation which owns a 95% undivided tenants-in-common interest in five (5) parcels of land aggregating approximately 1,100 acres contiguous to the Shell Landing Golf Club. We also assumed certain liabilities of AII aggregating approximately $1,650,000. After the consummation of the Exchange Agreement, AII owns an aggregate of 25,287,109 shares of our Common Stock, constituting approximately 99.8% of the issued and outstanding shares of our Common Stock.

Q. What will the AII Stockholders Receive in the Distribution?

A. In the distribution, AII stockholders will retain their AII shares of common stock and receive a number of shares of our common stock that will depend on each stockholder's percentage of ownership in AII. Immediately after the distribution, AII stockholders will own shares of common stock of both AII and Azur Holdings, Inc.

Q: How Many Shares of Azur Holdings, Inc. Common Stock will I Receive?

A: AII will distribute to you one share of our common stock for every three shares of common stock of AII you own on the distribution date.

Q: What are the Shares of our Common Stock Worth?

A: The value of our shares will be determined by their trading price, if any, after the distribution. We do not know what the trading price will be after the distribution and we can provide no assurances as to value. Our common stock is listed on the OTC Bulletin Board under the symbol “AZHI” and closed at $2.30 per share on January 24, 2006. There has been very minimal trading of our shares during the last year. You should understand that the distribution of our common stock by AII will not ensure that a more active trading market for our common stock will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops, investor perception of our business and growth prospects and general market conditions.

Q: What will Azur Holdings, Inc. do after the Distribution??

A: We will continue to operate in our current line of business which is real estate development.

Q: What are the Tax Consequences to me of the Distribution??

A: We have not requested, and do not intend to request, a private letter ruling from the Internal Revenue Service or an opinion of counsel as to the Federal income tax consequences to the AII stockholders of AII’s distribution to them of AII’s 98.3% interest in our common stock (the “98.3% Interest”).

However, AII believes that the distribution of the 98.3% Interest will not be tax-free to the AII stockholders, because Section 355 of the Internal Revenue Code will not apply to the distribution.

A reason for the inapplicability of Section 355 to the distribution is that The Grand Shell Landing, Inc. (“GSLI”), a corporation all of the stock of which was transferred by AII to us on February 14, 2006 (the “February Transfer”) will have acquired its business (the Shell Landing Golf Club in Gautier, Mississippi), within the five-year period immediately preceding the date on which the distribution is expected to occur, and GSLI’s acquisition of that business occurred in a transaction in which gain or loss was recognized to the seller of that Club to GSLI.

In the February Transfer, in addition to transferring to us AII’s 100% stock interest in GSLI, AII also transferred to us AII’s 75% stock interest in Azur Shell Landing Resort, Inc., receiving in exchange for those two stock interests (1) shares of our common stock (which, when combined with AII’s ownership of our common stock prior to the February Transfer, resulted in AII’s ownership of the 98.3% Interest), and (2) our assumption of certain indebtedness of AII to third parties.

Our assumption of that indebtedness caused AII to recognize a gain on the February Transfer, which gain is expected to be completely offset by AII’s net operating loss carryover to 2006 (the year in which the distribution is expected to occur), thereby resulting in no out-of-pocket tax cost to AII on the gain.

AII’s gain on the February Transfer was in an amount in excess of the expected date-of-distribution $250,000 fair market value of the 98.3% Interest. Therefore, such gain on the February Transfer created “earnings and profits” in AII in excess of $250,000, and, notwithstanding AII’s net operating loss carryover, will cause the full $250,000 distributed to the AII shareholders to constitute a “dividend” to them for Federal income tax purposes.

The aggregate Federal income tax that would be payable by the AII shareholders on a $250,000 dividend would be, if all the stockholders were individuals, $37,500 (the $250,000 fair market value of the 98.3% Interest times the 15% tax rate applicable to individuals on their receipt of dividends).

Such $250,000 dividend will be divided among the stockholders based on the ratio that each stockholder’s number of shares of AII bears to the total number of AII shares outstanding. Thus, for example, an individual owning 1% of AII’s outstanding shares would have a dividend of $2,500 (the aggregate dividend of $250,000 times 1%), and a tax on that dividend of $375 ($2,500 times 15%).

Q: What do I have to do to Receive my Azur Holdings, Inc. Shares?

A: No action by you is required. You do not need to pay any money or surrender your AII common stock to receive shares of our common stock. The number of AII common shares you own will not change. If your AII common stock is held in a brokerage account, our common stock will be credited to that account. If you own AII common shares in certificated form, certificates representing our common stock will be mailed to you. No cash distributions will be paid.

Transaction with Graybrick Partners I, LLC

We have entered into an securities purchase agreement with Graybrick Partners I, LLC. Pursuant to this Agreement, subject to the satisfaction of certain conditions, Graybrick Partners has committed to purchase up to $3,000,000 of the Company's common stock in 15 tranches of $200,000 per tranche on or before March 31, 2007, after a registration statement pertaining to the resale of the shares has been declared effective. The price per share to be sold in each tranche is based upon a formula in which the price per share shall be a percentage (ranging from 60% to 90% of a base price for such tranche). The base price for each tranche is the lower of $2.00 per share or the lowest closing price of the common stock for the ten trading days prior to the drawdown of such tranche. The base price shall be adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, and similar events.

The obligation of Graybrick Partners to purchase shares of the Company’s common stock in any tranche is subject to certain conditions, including, among other things:

•
The registration statement covering the resale of the shares to be purchased has been shall have been declared by the Commission to be effective under the Securities Act on or prior to September 30, 2006, and shall not have been withdrawn, no stop order suspending the effectiveness of any such registration statement shall be in effect, and no proceedings for the suspension of the effectiveness of any registration statement shall have been instituted or threatened by the SEC.

•
The representations and warranties made by the Company in the agreement are true on the closing date of the tranche (the “Tranche Closing Date”) and the Company shall have complied with all the agreements made by under the agreement and satisfied all the conditions on its part to be performed or satisfied under the agreement at or prior to such Tranche Closing Date.

•
The volume of shares of the Company’s common stock traded and the closing price of the common stock for each trading day during the five trading days preceding the date of the relevant Tranche Closing Date equals or exceeds $250,000.

Under the securities purchase agreement, the Company has agreed to pay to Graybrick Partners a non-refundable due diligence fee equal to $150,000, of which $25,000 was paid on or before April 3, 2006 and of which $125,000 shall be payable on the date of the closing of the first tranche sold under the agreement.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained herein before deciding to invest in our Common Stock. The financial information contained in this “Risk Factors” section is given on a pro forma basis assuming the transactions contemplated by the Exchange Agreement with AII which we entered into and consummated on February 14, 2006 had occurred on or prior to the date of such information.

Our cash flows and capital resources may be insufficient to service our substantial indebtedness and future indebtedness and such cash flows, and our ability to refinance all or a portion of our indebtedness or obtain additional financing, depend on many factors beyond our control.

As of February 14, 2006, on a consolidated basis we had approximately $35,620,428 of outstanding long-term debt. We plan to incur substantial additional indebtedness in the future in order to make acquisitions and fund the planned development of our existing properties.

Because we have substantial debt, we will require significant amounts of cash from our operations and from borrowings and the sale of our equity and debt securities in order to fund our debt service obligations. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt depends on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay capital expenditures, dispose of material assets or operations, seek to obtain additional equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In particular, in the event that we are required to dispose of material assets or operations to meet our debt service obligations, we cannot be sure as to the timing of such dispositions or the proceeds that we would realize therefrom. The value realized from such dispositions will depend on market conditions and the availability of buyers, and, consequently, any such disposition may not, among other things, result in sufficient cash proceeds to repay our indebtedness. Also, the agreements and instruments which govern or will govern our credit facilities may contain covenants that may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Further, we cannot assure you that we will be able to restructure or refinance any of our indebtedness or obtain additional financing, given the uncertainty of prevailing market conditions from time to time, our high levels of indebtedness and the various debt incurrence restrictions that may imposed by our credit facilities. If we are able to restructure or refinance our indebtedness or obtain additional financing, the economic terms on which such indebtedness is restructured, refinanced or obtained may not be favorable to us.

Required repayments of debt and related interest can adversely affect our operating performance. As of February 14, 2006, approximately $6,172,882 of our debt bears interest at a variable rate. Interest rates are currently at historic lows and may increase significantly. Failure to hedge effectively against interest rate changes may adversely affect our results of operations. If our interest expense increased significantly, it would adversely affect our results of operations.

We also intend to incur additional debt in connection with future developments and acquisitions of properties. We may borrow new funds to develop or acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of the real estate properties we develop or acquire. Our substantial debt may harm our business and operating results by:

•	requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions or other purposes;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

•	limiting our ability to borrow more money for operating or capital needs or to finance acquisitions in the future.

        In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our properties (which, in most cases, will not have been fully amortized at maturity) or obtain permanent financing on development projects we financed with construction loans or mezzanine debt, and that the terms of any refinancing we could obtain would not be as favorable as the terms of our existing indebtedness. If we are not successful in refinancing this debt when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which would adversely affect our ability to service other debt and meet our other obligations.

We expect to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense.

We expect to continue to pursue additional acquisition and development opportunities.

As a result of the anticipated rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. As we develop or acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage defaults. In addition, acquisitions or developments may cause disruptions in our operations and divert management's attention away from day-to-day operations. In addition, our profitability may suffer because of acquisition- related costs or amortization costs for acquired goodwill and other intangible assets. Our failure to successfully integrate any future properties into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make cash distributions to our shareholders, although it is not our present intention to make cash distributions to shareholders in the immediately foreseeable future.

Our future developments, acquisitions and investment opportunities may not yield the returns we expect or may result in shareholder dilution.

We expect to develop and/or acquire a number of real estate properties in the future. New developments are subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy, land use and other governmental permits and authorizations and changes in applicable zoning and land use laws. If any of these problems occur, development costs for a project will increase, and there may be significant costs incurred for projects that are not completed. In deciding whether to acquire or develop a particular property, we made certain assumptions regarding the expected future performance of that property. If a number of these new properties do not perform as expected, our financial performance will be adversely affected. In addition, if we issue equity securities for any such acquisitions, such issuances could be substantially dilutive to our shareholders.

Our results of operations will be significantly influenced by the economies of the markets in which we operate, and the market for luxury residential and resort space generally.

We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, infrastructure quality, state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors. In addition, all of our real property is currently located in Gautier, Mississippi, which exposes us to greater economic risks than if we owned properties in numerous geographic regions. Any adverse economic or real estate developments in Gautier, Mississippi and the surrounding region or any of the markets in which we may operate, or any decrease in demand for luxury residential housing and hotel space resulting from the local regulatory environment, business climate or fiscal problems, could adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations.

We may not be successful in identifying suitable development projects or acquisitions that meet our criteria, which may impede our growth.

A central part of our business strategy is expansion through development projects and acquisitions, which requires us to identify suitable development or acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable real estate properties or other assets that meet our development or acquisition criteria or in completing developments, acquisitions or investments on satisfactory terms. Failure to identify or complete developments or acquisitions could slow our growth, which could in turn adversely affect our financial condition and results of operations.

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

Our ability to make distributions to our shareholders depends on our ability to generate substantial revenues from our properties. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

•	local oversupply, increased competition or reduction in demand for space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development, tenant improvements and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments;

•	changing demographics; and

•	changing traffic patterns.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in sales prices or rents, which would adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to satisfy our debt service obligations and to make distributions to our shareholders.

We could incur significant costs related to government regulation and environmental matters.

Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at a property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership, operation and management of real properties, we are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

The occurrence of natural disasters in the Gulf Coast could adversely affect our business.

All of our real estate properties are currently located in Gautier, Mississippi on the Mississippi Gulf Coast. The occurrence there of natural disasters such as hurricanes, floods, fires, unusually heavy or prolonged rain and droughts, could have a material adverse effect on our ability to develop and sell properties or realize income from our projects. The occurrence of natural disasters could also cause increases in property insurance rates and deductibles which could reduce demand for our properties. On August 29 - 30 of 2005, the state of Mississippi was affected by Hurricane Katrina. Shell Landing Golf Club which is located in Gautier, Mississippi was impacted by this hurricane. No significant structural damage occurred, mostly due to the high elevation of the land pertaining to the golf Club. There was loss of power to the area, which resumed on September 2, 2005. Although the golf Club resumed operations on September 23, 2005 we experienced a reduction in revenues from the golf Club in the short term as a result of the hurricane. The insurance company has been contacted and the claims have been submitted with respect to economic loss and any damage that may have occurred to the golf Club and any related property. The insurance companies have paid approximately $264,500 in advances on the claims for repairs and replacement of equipment. Insurance premiums for the golf course have increased in the aggregate approximately $5,500 per annum. The golf course has lost $419,000 in revenues through December 31, 2005 due to the hurricane based on revenues earned in 2004 and the projections for 2006.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on our co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In these situations, we will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

We do not anticipate paying any cash dividends in the foreseeable future.

We presently anticipate that we will retain all available funds for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

We may be unable to raise additional funding to pursue our strategies which may harm our business.

We anticipate the need for additional capital as we pursue our business strategy. Based on our development plans for our current properties, we will need approximately $135 million over the next 12-24 months and a total of $620 million over the next five years. We expect to raise additional capital through a combination of new debt issuances and equity sales, from private as well as public sources, and traditional acquisition and development loans potentially utilizing any largely unencumbered properties as collateral for such loans. Issuance of any convertible debt and/or the sale of equity will likely have a dilutive effect on us and our shareholders. Implementation of our strategy and business plans is contingent upon the availability of such funding sources. No assurance can be given that we will be able to raise capital, at terms that are acceptable to us, or at all, in order to fund our operations as set forth above.

Our business plan may never be implemented.

Our business plan includes the acquiring, owning, developing, managing and selling of parcels of undeveloped property and existing hotel and resort properties. There is no assurance that any of the transactions will ever be completed.

Our business plan includes the acquisition of real property and/or businesses.

Our business plan includes future acquisitions or investments in real property, other companies and facilities. We may not realize the anticipated benefits of any acquisition or investment. If we make any acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. Similarly, acquisitions may cause disruptions in our operations and divert our management’s attention from day-to-day operations, which could impair our relationships with our employees, customers and strategic partners. In addition, our profitability may suffer because of acquisition-related costs, amortization costs for certain intangible assets, and impairment losses related to goodwill.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Securities Purchase Agreement with Graybrick Partners.

The sale of our common stock to Graybrick Partners in accordance with the Securities Purchase Agreement with Graybrick Partners may have a dilutive impact on our stockholders. As a result, our net income (or net loss) per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our right to sell common stock under the agreement, the more shares of our common stock we will have to issue to Graybrick Partners for each $200,000 tranche of our common stock which may be sold by us under the agreement. If our stock price decreases, then our existing stockholders would experience greater dilution. The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Graybrick Partners will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the Securities Purchase Agreement will be purchased at discounts to the Base Price of our common stock. The Base Price of our common stock is defined as the lower of $2.00 or the average closing price of our common stock for the ten trading days prior to the draw down of the tranche of our common stock to be sold under the agreement. Graybrick Partners has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Graybrick Partners sells our shares, the price of our common stock may decrease. If our stock price decreases, Graybrick Partners may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Securities Purchase Agreement may cause the price of our common stock to decline.

Our real estate investments are relatively illiquid.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. The foregoing may impede our ability to respond to adverse changes in the performance of our investments and could have an adverse effect on our financial condition and results of operations.

Various conflicts of interest existed during the negotiation of the Exchange Agreement.

AII acquired a controlling interest in the Company on June 1, 2005 when AII purchased approximately 50.4% of our outstanding common stock. In connection with such purchase, officers and directors of AII were appointed as our directors and officers and all persons not affiliated with AII resigned as officers and directors of the Company.

On the date that the Board of Directors of each company approved the Exchange Agreement, the boards of AII and the Company consisted of the same individuals - Donald Goree, Donald Winfrey, Tony Sharp and Frederick Trowman-Rose.

Accordingly, on the day on which the Exchange Agreement was executed, we and AII were under common control.

The directors of each of the Company and AII had an independent obligation to ensure that the participation in the share exchange of each individual company is fair and equitable, considering all factors unique to each company and without regard to whether the share exchange is fair and equitable to the other company. While the directors sought to discharge faithfully this obligation to each of the companies, you should bear in mind that all four of our directors were members of both boards during the negotiation of the Exchange Agreement. As a result, these directors may not have had a totally independent perspective during the negotiations of the Exchange Agreement, which may have led them to advocate positions during such negotiations different from what they may have advocated had they not had the same perspective and the share exchange should not be viewed as being agreed upon at “arms-length.”

Our common stock is traded on the Over- the- Counter Bulletin Board and, as a result, there may be limited trading volume in the stock, as well as a greater spread between “bid” and “asked” prices.

Our common stock is traded on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”). While a public market currently exists for our common stock, trading of relatively small blocks of stock can have a significant impact on the price at which the stock is traded. In addition, the over the counter market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance.

Issuers whose securities are traded on the OTC Bulletin Board may experience a greater spread between the “bid” and “asked” prices of their securities compared with securities traded on a national securities exchange or Nasdaq, and a limited liquidity in their securities. In addition, many investors have policies against the purchase or holding of securities traded in the over-the-counter markets. Trading in an over-the-counter market such as OTC Bulletin Board has, and will continue to, affect both the trading volume and the market value of our common stock for the foreseeable future.

We will be subject to the penny stock rules which may adversely affect trading in our stock.

Because our common stock is not listed on any securities exchange or the Nasdaq Stock Market and does not have a trading price of at least $5.00 per share, our common stock is subject to penny stock regulations. As a result, the market liquidity for our shares could be adversely affected because these regulations require broker-dealers to make a special suitability determination for the purchase and to have received the purchaser’s written consent to the transaction prior to the sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. As a result, it may be more difficult for a broker-dealer to sell our shares.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contains some forward-looking statements. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-KSB, Form 10-QSB, Form 8-K, or their successors. We also note that we have provided a cautionary discussion of risks and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

DIVIDEND POLICY

To date, we have not paid any dividends on our common stock. Any payment of dividends in the future is within the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial condition and other relevant factors. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Azur Holdings, Inc.

Introduction

We are a real estate development company with operations currently only in Gautier, Mississippi. We acquired 100% of the issued and outstanding capital stock of The Grand Shell Landing, Inc., a Mississippi corporation (“GSLI”), and 75% of the issued and outstanding capital stock of Azur Shell Landing Resort, Inc., a Mississippi corporation (“ASLR”), and assumed certain liabilities of Azur International, Inc. (“AII”) on February 14, 2006. We accomplished the acquisition through our entry into and consummation of an Exchange Agreement dated February 14, 2006 (the “Exchange Agreement”) with AII, a Nevada corporation. In exchange for the the stock of GSLI and ASLR, we issued to AII an aggregate of 25,236,773 shares of our common stock (approximately 99.8% of the issued and outstanding shares of our capital stock giving effect to the transaction) and assumed certain liabilities of AII aggregating approximately $1,650,000.

Results of Operations for the Fiscal Years Ended April 30, 2005 and April 30, 2004

We had limited operations in both years and a loss of $37,918 for the fiscal year ended April 30, 2004 and $8,672 for the fiscal year ended April 30, 2005. The losses were the result of our incurring $38,664 and $9,470 in general and administrative expenses in the fiscal years ended April 30, 2004 and 2005, respectively, which were only partially offset by interest revenue of $746 and $798 in such years.

Results of Operations for Quarter Ended October 31, 2005 versus Quarter October 31, 2004

We had limited operations in both quarters and a loss of $30,812 for the quarter ended October 31, 2005 versus a loss of $3,814 for the quarter ended October 31, 2004. The loss during the current quarter was the result of our incurring legal fees, filing fees and other general and administrative expenses.

Results of Operations for Six Months Ended October 31, 2005 versus Six Months Ended October 31, 2004

During the six months ended October 31, 2005 we had a loss of $170,368 versus a loss of $6,664 for the six months ended October 31, 2004. The loss during the current six month period was the result of our incurring legal fees, filing fees and other general and administrative expenses.

Liquidity and Capital Resources

At October 31, 2005, we had negative working capital of $2,653,355. This is mostly due to the current portion of notes payable, which have a maturity date of less than 1 year. $1,070,811 of the current notes payable were paid during November 2005, reducing the working capital deficit to $1,582,544. The Company’s liquidity position is expected to improve significantly upon the commencement of various development projects planned for the Mississippi area.

The Grand Shell Landing, Inc.

Introduction

The Grand Shell Landing, Inc. (“GSLI”) owns a 225 acre golf course and club located in Gautier, Mississippi, approximately 13 miles east of Biloxi, Mississippi. The Grand Shell Landing Golf Club includes a clubhouse with locker rooms, a restaurant and catering facilities, a golf shop a driving range and practice area; a deck and a maintenance building.

Azur International, Inc. (“AII”) acquired a 100% interest in the golf course in November 2004, for a purchase price of $8,000,000. The purchase was financed with a $6,400,000 first mortgage loan from an institution and a $1,600,000 second mortgage from the seller.

On February 14, 2006, Azur Holdings, Inc. (“AHI”) acquired 100% of the issued and outstanding capital stock of GSLI, and 75% of the issued and outstanding capital stock of Azur Shell Landing Resort, Inc. (“ASLR”). The acquisition was consummated through an Exchange Agreement dated February 14, 2006 between AHI and AII. Under this agreement, AHI issued an aggregate of 25,236,773 shares of its common stock in exchange for 2,000 shares of common stock of GSLI and 7,500 shares of common stock of ASLR held by AII.

Results of Operations

Nine Months Ended September 30, 2005

Since the golf course was acquired in November 2004, the December 31, 2004 financials contain results of operations for only 45 days of 2004. Accordingly, no comparison can be made of the results of operations for the nine months ended September 30, 2005 to the same period in 2004. The analysis below addresses the results of operations for the period ended September 2005.

Revenue and Gross Profit

For the nine months ended September 30, 2005, GSLI achieved revenues of $2,139,649 which were mostly comprised of $1,610,930 in greens fees. Merchandise and restaurant sales combined made up 24% of the total revenues, and totaled $236,444 and $292,276 respectively. On August 29, 2005, Mississippi was affected by Hurricane Katrina, which greatly impacted the third quarter results. During the third quarter of 2005, the Company realized revenues of only $349,800 versus $924,984 in the first quarter, and $864,866 in the second quarter.

Cost of Sales

Cost of sales for the nine months ended September 30, 2005 totaled $255,680, and was comprised entirely of inventory costs for equipment, clothing, food, and beverages.

General and Administrative

General and administrative expenses were $1,285,507 for the nine months ended September 30, 2005 and were comprised primarily of payroll and benefits of $641,236 and other operating expenses of $644,271, including office supplies, professional fees, utilities, and other expenses.

Interest Expense

Interest expense for the nine months ended September 30, 2005 totaled $343,842.

Net Loss

For the nine months ended September 30, 2005, GSLI had a net loss of $120,447. A net loss of $248,464 in the three months ended September 30, 2005 primarily resulting from the impact of Hurricane Katrina on revenues received during such quarter more than offset a net profit of $128,017 achieved during the six months ended June 30, 2005.

Liquidity and Capital Resources

At September 30, 2005 we had a net working capital deficit of $1,070,871, which is primarily attributable to current portion of notes and mortgages payable which come due on or before September 30, 2006, including notes payable of $1,070,811 to a former owner in connection with the acquisition of the golf course.

Discussion of Certain Current Assets and Liabilities

Accounts receivable

Our accounts receivable at September 30, 2005 amounted to $50,074.

Inventory

At September 30, 2005, our inventory was $82,479 which consisted primarily of apparel and equipment held in stock.

Prepaid expense

At September 30, 2005 our prepaid expenses totaled $129,868 and consisted of prepaid insurance, prepaid property taxes, and employee advances related to the golf course business.

Current Liabilities

Accounts payable and accrued expenses at September 30, 2005 were $1,474,734 and consisted primarily of $60,637 of trade payables, $4,034 of accrued payroll liabilities, $1,251,064 of current portion of notes payable and $45,016 of current portion of capital lease obligations.

Critical Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.  The preparation  of these  financial  statements  requires the use of estimates  and assumptions  that affect the reported  amounts of assets and liabilities and the disclosure of  contingent  assets and  liabilities  at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual  results  may  differ  from  these  estimates  as a result  of  different assumptions or conditions.

Real Estate Holdings

Real estate investments are stated at the lower of cost or market. Acquisition costs are allocated to respective properties based on appraisals of the various properties acquired in the acquisition.

Revenue Recognition

Revenues for sales and rentals are recognized under the full accrual method of accounting.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand; cash in banks, and any highly liquid investments with maturity of three months or less at the time of purchase. GSLI maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the cash balances may exceed federally insured limits. Azur has not experienced any losses in such accounts and believes the risk related to these deposits is minimal.

Property and Equipment

Property and equipment are carried at cost and are being depreciated over their useful lives using straight line depreciation methods. The estimated useful lives of significant assets are as follows:

Equipment	5 years
Land Improvements	20 years
Buildings	40 years
Hire Equipment	12 years

Leases

Leases that transfer substantially all of the risks and benefits of ownership are capital leases. Other leases are operating leases that are expensed over the terms of the lease using the straight line method. Capital leases are included in property and equipment and are amortized using the same methods as used for depreciation of property and equipment

  Inventory

Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method. Inventory is made up of: $82,749 in apparel and equipment held in stock in our golf course occupations, as well as food and beverages items.

Income Taxes

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company has net operating losses (NOL's) of approximately $ 120,447.

	Year ending
	December 31, 2004	December 31, 2003
Statutory federal income tax rate	34%	34%
Valuation allowance	(34)	(34)
Effective tax rate	-%	-%

THE DISTRIBUTION

Azur International, Inc. (“AII”) is distributing 25,287,109 shares of common stock currently issued and outstanding and owned by it to its shareholders. Shareholders of AII will receive one share of our common stock for each 3 shares of AII common stock that they hold as of the record date for the distribution, which will be the date this registration statement is declared effective. No holder of AII common stock will be required to make any payment, exchange any shares or to take any other action in order to receive our shares of common stock. Distribution of the common stock to AII shareholders will be made within 30 days of the effective date of this prospectus.

As a result of the distribution to the shareholders of AII, we will acquire approximately 475 shareholders, in addition to the shareholders we already have. This is a desirable goal because in our view the more widely-held our stock, the better for our stockholders in providing liquidity for their Azur Holdings, Inc. shares. We can offer no assurances that a more active market for our securities will develop as a result of the distribution.

THE OFFERING

This prospectus also relates to the offer and sale by the Selling Stockholders named in the table under the caption “Selling Shareholders” of up to 20,545,131 shares of our common stock in connection with the resale of:

•	Up to 4,000,000 shares of common stock which may be issued to Graybrick Partners I, LLC pursuant to a Securities Purchase Agreement with us dated as of March 8, 2006;

•
up to 753,623 shares of our common stock which may be issued to the Selling Stockholders upon the conversion of Azur International, Inc.’s amended and restated 12% convertible debentures due September 30, 2006;

•	up to 15,416,508 shares of our common stock which may be issued to the Selling Stockholders upon the exercise of warrants; and

•	375,000 shares of our common stock owned by one Selling Stockholder.

The Selling Stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol “AZHI”. On January 24, 2006, the last trading day prior to the filing of the registration statement of which this prospectus comprises a part, the closing sales price per share of our common stock on the OTC Bulletin Board was $2.30. On March 3, 2006, the bid and asked prices for one share of our common stock on the OTC Bulletin Board were $1.55 and $2.00, respectively.

USE OF PROCEEDS

We shall not receive any proceeds in connection with the distribution by AII to its stockholders of the shares of our common stock to be distributed pursuant to this prospectus. The other shares of common stock offered hereby are being registered for the account of the Selling Stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Stockholders and we will not receive any proceeds from the resale of the common stock by the Selling Stockholders, although we could receive proceeds of up to $5,487,500 if all of the share purchase warrants are exercised.  We will, however, incur all costs associated with this registration statement and prospectus. We may receive up to $3,000,000 in connection with drawdowns under the Securities Purchase Agreement with Graybrick Partners. We intend to use such proceeds for working capital, retirement of debt or to pay a portion of the purchase price for potential acquisitions. We have not entered into any agreements to acquire any other entity or property.

FEDERAL INCOME TAX CONSEQUENCES

We have not requested, and do not intend to request, a private letter ruling from the Internal Revenue Service or an opinion of counsel as to the Federal income tax consequences to the AII stockholders of AII’s distribution to them of AII’s 98.3% interest in our common stock (the “98.3% Interest”).

However, AII believes that the distribution of the 98.3% Interest will not be tax-free to the AII stockholders, because Section 355 of the Internal Revenue Code will not apply to the distribution.

A reason for the inapplicability of Section 355 to the distribution is that Grand Shell Landing, Inc. (“GSLI”), a corporation all of the stock of which was transferred by AII to us on February 14, 2006 (the “February Transfer”) will have acquired its business (the Shell Landing Golf Club in Gautier, Mississippi), within the five-year period immediately preceding the date on which the distribution is expected to occur, and GSLI’s acquisition of that business occurred in a transaction in which gain or loss was recognized to the seller of that Club to GSLI.

In the February Transfer, in addition to transferring to us AII’s 100% stock interest in GSLI, AII also transferred to us AII’s 75% stock interest in Azur Shell Landing Resort, Inc., receiving in exchange for those two stock interests (1) shares of our common stock (which, when combined with AII’s ownership of our common stock prior to the February Transfer, resulted in AII’s ownership of the 98.3% Interest), and (2) our assumption of certain indebtedness of AII to third parties.

Our assumption of that indebtedness caused AII to recognize a gain on the February Transfer, which gain is expected to be completely offset by AII’s net operating loss carryover to 2006 (the year in which the distribution is expected to occur), thereby resulting in no out-of-pocket tax cost to AII on the gain.

AII’s gain on the February Transfer was in an amount in excess of the expected date-of-distribution $250,000 fair market value of the 98.3% Interest. Therefore, such gain on the February Transfer created “earnings and profits” in AII in excess of $250,000, and, notwithstanding AII’s net operating loss carryover, will cause the full $250,000 distributed to the AII shareholders to constitute a “dividend” to them for Federal income tax purposes.

The aggregate Federal income tax that would be payable by the AII shareholders on a $250,000 dividend would be, if all the stockholders were individuals, $37,500 (the $250,000 fair market value of the 98.3% Interest times the 15% tax rate applicable to individuals on their receipt of dividends).

Such $250,000 dividend will be divided among the stockholders based on the ratio that each stockholder’s number of shares of AII bears to the total number of AII shares outstanding. Thus, for example, an individual owning 1% of AII’s outstanding shares would have a dividend of $2,500 (the aggregate dividend of $250,000 times 1%), and a tax on that dividend of $375 ($2,500 times 15%).

PRIVATE PLACEMENTS

On May 31, 2005 AII entered into agreements with two investors whereby it received gross proceeds of $1,000,000 and issued to such investors 375,000 shares of its common stock and $1,000,000 aggregate principal amount of 12% convertible debentures due May 31, 2006. The debentures were convertible into shares of common stock of AII at a rate per share equal to the lesser of $1.00 or the quotient obtained by dividing $45 million by the fully diluted shares of AII.

On November 3, 2005 AII entered into agreements with five investors (including the two investors who had purchased AII securities in the May 31, 2005 transaction) whereby it received gross proceeds of $6,000,000 and issued to such investors promissory notes in the aggregate principal amount of $6,000,000, an aggregate of 10 million shares of common stock of AII and five year warrants to purchase an aggregate of 10 million shares of common stock of AII at a purchase price of $.50 per share. AII’s subsidiaries, GSLI and ASLR, were co-borrowers under the Loan Agreement entered into by AII with the investors to evidence the $6,000,000 loan and co-makers of the promissory notes issued to the investors

In connection with our entering into and consummating the Exchange Agreement with AII we entered into a series of agreements with the five investors, pursuant to which, among other things, they consented to certain of the transactions contemplated by the Exchange Agreement, we agreed to guarantee the obligations of AII, GSLI and ASLR under the May 31, 2005 and November 3, 2005 transaction documents, the investors in the May 31, 2005 transaction agreed to extend the maturity date of the convertible debentures issued in such transaction to September 30, 2006 and we agreed that in addition to being convertible into shares of AII common stock, the convertible debentures would be convertible into shares of our common stock at a rate per share equal to the lesser of $3.00 or the quotient obtained by dividing $45 million by the fully diluted shares of our common stock. We also agreed to issue to the investors in exchange for the warrants to purchase AII common stock held by them, warrants to purchase an aggregate of 10 million shares of our common stock at $.50 per share. In addition, we entered into the Registration Agreement with the investors covering, among other things, the shares of common stock issuable upon conversion of the debentures and exercise of the warrants. For additional information concerning the provisions of the Registration Agreement see “Selling Stockholders.”

SELLING STOCKHOLDERS

   The Selling Stockholders may offer and sell, from time to time, any or all of the common stock issued to them pursuant to a securities purchase agreement, upon conversion of Azur International Inc.’s convertible debentures or upon exercise of common stock purchase warrants. Because the selling stockholders may offer all or only some portion of the shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. For information concerning the shares of the Company’s common stock which may be issued to one of the Selling Stockholders under a securities purchase agreement, see the section of the prospectus entitled “Transaction with Graybrick Partners I, LLC.” For a description of the convertible debentures and the common stock purchase warrants, see the section of the prospectus entitled "Private Placements of Convertible Debentures and Warrants."

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Stockholders as of March 6, 2006, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the Selling Stockholders. None of the Selling Stockholders had or have any material relationship with us within the past three years. To our knowledge, none of the Selling Stockholders is a broker-dealer, or an affiliate of a broker-dealer.
Name of Selling Stockholder	Number of Shares of our Common Stock Owned by the Selling Stockholder		Number of Shares of our Common Stock Issuable to Selling Stockholder upon Conversion of Debentures (1)	Number of Shares of our Common Stock Issuable to Selling Stockholder upon Exercise of Warrants (2)	Total Shares of Common Stock Registered	Number of Shares of our Common Stock Owned After Offering	Percent of Class Owned After Offering

Graybrick Partners I, LLC	0	(3)	0	0	4,000,000	Nil	Nil
Omicron Master Trust	0		527,536	4,983,335	5,510,871	Nil	Nil
CCA (US) Fund I L.P.	0		0	4,333,333	4,333,333	Nil	Nil
Iroquois Master Fund Ltd.	0		0	2,166,666	2,166,666	Nil	Nil
Newpoint Advisors LLC	0		0	1,241,508	1,241,508	Nil	Nil
Cranshire Capital, L..P.	0		0	1,083,333	1,083,333	Nil	Nil
The Robert and Kathleen Cohen Family Trust	0		226,087	1,333,333	1,559,420	Nil	Nil
Blackwood Partners, Ltd.	375,000		0	0	375,000	Nil	Nil
Guzov Ofsink, LLC	0		0	275,000	275,000	Nil	Nil

______________________________
(1) Represents common stock that potentially may be issued upon conversion of Azur International Inc.’s convertible debentures. Pursuant to the Registration Agreement with the Selling Stockholders we have reserved and are registering 130% of the number of shares of common stock issuable under the debentures to provide for adjustments as may be required thereunder.

(2) Represents common stock that potentially may be issued upon exercise of common stock purchase warrants. Pursuant to the Registration Agreement with certain of the Selling Stockholders we have reserved and are registering 130% of the number of shares of common stock initially issuable upon exercise of the warrants to provide for adjustments as may be required thereunder. In the case of other Selling Stockholders we are registering 100% of the number of shares of common stock initially issuable upon exercise of the warrants held by them.

(3) Does not include shares of common stock that may be issued to Graybrick Partners under the Securities Purchase Agreement with Graybrick Partners pursuant to our election to issue and sell shares to Graybrick Partners subject to the terms and conditions of such agreement.

We may require the Selling Stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

In the Registration Agreement with the certain of the Selling Stockholders we agreed to file this registration statement on or before March 13, 2006. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective on or before June 13, 2006. We will be required to keep the registration statement effective until such time as all securities registered herein have been sold or may be resold without volume restrictions pursuant to Rule 144.

In the event that:

•	we fail to file this registration statement by March 13, 2006;

•
we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission;

•
prior to the date when this registration statement is first declared effective by the Securities and Exchange Commission, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission within 20 calendar days after the receipt of comments by or notice that such amendment is required in order for this registration statement to be declared effective;

•	we fail to have this registration statement declared effective by June 13, 2006; or

•	this prospectus is unavailable for more than 10 consecutive days or more than 15 days during any 12 month period;

(each of these is deemed to be a registration default) then we will become obligated to pay liquidated damages to each of the investors equal to 1% of the aggregate purchase price paid by each holder for the securities it purchased from us. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 18% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

PLAN OF DISTRIBUTION

Each Selling Stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

We are required to pay certain fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We and the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the Selling Stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a Selling Stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the Selling Stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the Selling Stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission (the “SEC”). All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Stockholders, the purchasers participating in such transaction, or both.

BUSINESS

Our History

Azur Holdings, Inc. (most recently known as “New Harvest Capital Corporation”) was organized under the laws of the State of Delaware on August 29, 1985. In February 1986, we completed a public offering of 50,000,000 shares of our Common Stock par value $.0001 per share. In October 1988, we formed a wholly-owned subsidiary, Exclusives for the Bride, Inc. ("Exclusives"). During the fiscal year ended April 30, 1991 ("Fiscal 1991"), we sold substantially all of the assets of Exclusives and since then we have had no substantial revenues.

   From October 31, 1990 until February 2002, our assets consisted primarily of Common Stock of JLM Couture, Inc. ("JLM"), a company registered under the Securities Exchange Act of 1934 (the “Exchange Act”) which is engaged in the business of marketing bridal gowns and bridesmaids' gowns.

   On February 1, 2002, JLM acquired these shares from us for $161,883. On March 7, 2002, we conducted a private offering of 25,000,000 shares of our common stock for an aggregate considerate of $62,500, from six purchasers. We also issued 13,860,000 shares to Mr. Joseph L. Murphy in payment of $69,300 owed to him for services rendered to us. These steps were taken to enable us to implement its plan to acquire an operating entity.

On January 14, 2005, eight shareholders completed the sale of their restricted shares of our common stock to two purchasers, Ruth Shepley (“Shepley”) and HVST Acquisition Corporation, a Nevada corporation, owned and controlled by James A. Ditanna (“HVST Acquisition”).  Under the terms of the purchase agreement with the selling shareholders, Shepley acquired 8,200,000 restricted common shares (approximately 6.0% of the then issued and outstanding shares) and HVST Acquisition acquired 68,960,000 restricted common shares (approximately 50.4% of the then issued and outstanding shares).  In connection with the acquisition, the then officers and director of the Company resigned and James Ditanna and two other persons were appointed as the directors and officers of the Company.

On June 1, 2005, pursuant to a Stock Purchase Agreement dated as of June 1, 2005 between HVST Acquisition and AII, HVST Acquisition sold to AII 68,960,000 shares of our common stock, constituting approximately 50.4% of our outstanding common stock.

By virtue of its acquisition of a majority of our voting securities of on such date, AII acquired from HVST Acquisition control of the Company on June 1, 2005.

In August 2005 we effected a one for 1,370 share reverse stock split pursuant to which the outstanding shares of our common stock were reduced from 136,959,999 shares to 100,120 shares.

On February 14, 2006, we entered into and consummated the Exchange Agreement with AII (the “Exchange Agreement”). Under the Exchange Agreement, we issued an aggregate of 25,236,773 shares of our Common Stock, par value $.0001 per share in exchange for 2,000 shares of common stock of GSLI and 7,500 shares of common stock of ASLR held by AII. We also assumed certain liabilities of AII aggregating approximately $1,650,000. After the consummation of the Exchange Agreement, AII owns an aggregate of 25,287,109 shares of our Common Stock, constituting approximately 98.3% of the issued and outstanding shares of our Common Stock.

Immediately prior to the consummation of the Exchange Agreement, we had no assets.

Organizational History of GSLI and ASLR

GSLI was incorporated in Mississippi on June 4, 2004 as a wholly owned subsidiary of AII. In November 2004 GSLI purchased the Shell Landing Golf Club, located in Gautier, Mississippi, for $8,000,000. The purchase was financed with a $6,400,000 first mortgage loan from an institution and a $1,600,000 second mortgage from the seller. On November 3, 2005 GSLI, AII and Azur-Shell Landing Development II, LLC (“ASLD II”), entered into a loan agreement and certain additional agreements and instruments, including promissory notes and a deed of trust, with or in favor of Omicron Master Trust and certain other investors (collectively, the “Investors”) pursuant to which the Investors loaned to the borrowers an aggregate of $6,000,000. A portion of such borrowings was used to pay off the entire outstanding indebtedness secured by the second mortgage on the Shell Landing Golf Club. As of January 31, 2006 the outstanding principal and accrued interest secured by a first mortgage on the Shell Landing Golf Club was $6,282,826 and the outstanding indebtedness on the loan from the Investors (which indebtedness is secured by a second mortgage on property of GSLI) was $6,000,000. The Shell Landing Golf Club is the only asset of GSLI.

ASLR was incorporated in Mississippi on April 29, 2005. All of the outstanding capital stock of ASLR was transferred to AII in October 2005 for no consideration. As of the date of such transfer ASLR had no assets or liabilities.

ASLD II, a Mississippi limited liability company owned 50% by Crawford Family Limited Partnership, a Florida limited partnership (“Crawford”), and Naranjo Family Limited Partnership, a Florida limited partnership (“Naranjo”), owns five parcels of land in Gautier, Mississippi (the “Property”) with an as is undeveloped appraised value of $19,170,000. The land is contiguous to the Shell Landing Golf Club. On October 31, 2005 AII, ASLR and ASLD II entered into a Co-Ownership Agreement (the “Co-Ownership Agreement”) pursuant to which ASLD II conveyed to ASLR a 95% undivided tenants-in-common interest in the Property for the following consideration:

At the closing on November 3, 2005 ASLR paid to Naranjo $1,000,000 in cash, issued to Naranjo a promissory note in the principal amount of $250,000 and agreed that until Naranjo shall have received payments in an aggregate amount of $16,000,000 as a result of ASLD II’s 5% undivided tenants-in-common interest in the Property, Naranjo shall receive directly and within 5 business days of each closing, 5% of the revenue derived from the sale of developed Property, sale of land, lease or rental of any or all of the Property or any interest therein before closing costs, commissions or other expenses paid in connection therewith and certain minimum cumulative payments whether or not sales or rentals of the Property have been made. In addition, AII issued to Naranjo an aggregate of 5,000,000 shares of AII common stock.

At the closing ASLR also paid to Crawford $250,000 in cash, issued to Crawford a promissory note in the principal amount of $1,460,000 (which amount includes unpaid salary to Carl Crawford from February 1, 2005 to September 30, 2005 of $210,000) and agreed that Crawford shall receive in perpetuity 5% of all gross proceeds received by ASLR or any of its subsidiaries from of sales of land from the Property. In addition, pursuant to the Co-Ownership Agreement, ASLR paid off the entire indebtedness to the seller of the Shell Landing Golf Club which was secured by a second mortgage on such property. In addition, AII issued to Crawford an aggregate of 5,000,000 shares of AII common stock and ASLR issued to Carl Crawford as further consideration a number of shares of ASLR common stock such that after the issuance, Carl Crawford owned 25% of the outstanding shares of common stock of ASLR and AII owned the remaining 75%. Also, Carl Crawford entered into an employment agreement under which he agreed to serve as a director and President of each of ASLR and Grand Shell for a three year term (subject to extension for additional one year periods if not terminated by either party) at a salary of $360,000 per annum plus additional benefits.

On February 14, 2006 we acquired all of the outstanding capital stock of GSLI and 75% of the outstanding capital stock of ASLR pursuant to the terms of the Exchange Agreement.

Overview of Our Business and Properties After the Acquisition of GSLI and ASLR

Through our wholly owned subsidiary, GSLI, we own Shell Landing Golf Club. The 225 acre course designed by Davis Love III is located in Gautier, Mississippi approximately 13 miles east of Biloxi, which has become a world class entertainment and gambling center with 12 casinos. The region was affected by Hurricane Katrina in 2005. There are currently approximately 6,800 hotel rooms in operation in the Gautier and Biloxi area. We believe that the number of rooms should increase to approximately 14,000 in the next six months and approximately 30,000 in the next three years. The Mississippi legislature has changed the laws regarding gaming whereby casinos will be permitted to build their casinos on land. This action by the legislature was intended to assist revitalizing the gaming community and the local economy. We believe that the gaming community is set to invest significantly in the rebuilding of the region’s gaming industry.

Golf Digest named Shell Landing among America’s Best New Courses in 2002. The January 2002 issue ranked the course #5 in America in the Best New Upscale Public category, the only course in the top five located in the South. Shell Landing includes a clubhouse with locker rooms, a restaurant and catering facilities and a golf shop; a driving range and practice area; a deck and a maintenance building.

There were 30,442 rounds of golf played on the course in 2005 and 1,785 rounds played from January 1 to January 31, 2006.

We own 75% of the capital stock of ASLR which in turn has a 95% undivided tenants-in-common interest in five (5) parcels of land aggregating approximately 1,100 acres in Gautier, Mississippi (the “Property”) with an as is undeveloped appraised value of $19,170,000. The land is contiguous to the Shell Landing Golf Club. ASLR’s ownership rights are subject to the terms of a Co-Ownership Agreement among ASLR, AII and ASLD II. ASLD II is a Mississippi limited liability company owned 50% by Crawford Family Limited Partnership, a Florida limited partnership (“Crawford”), and Naranjo Family Limited Partnership, a Florida limited partnership (“Naranjo”). ASLD II owns the record title to the Property.

ASLD II acquired the Property on May 4, 2005 for a purchase price of $8,000,000. The purchase price was partially financed with a $7,413,000 mortgage loan obtained from an institution. The outstanding principal balance of the loan accrues interest at the rate of 14% per annum. Monthly interest payments commenced on June 1, 2005 and shall be paid while principal on the loan remains outstanding. Assuming no principal is prepaid, the monthly interest payments shall be $86,485. The entire principal amount of the loan is due on June 1, 2007. The land includes approximately 455 acres plus 48 completed, but unsold residential lots ranging in size from .6 to 1.25 acres, 230 platted but undeveloped lots, 129 of which will be premier lots (larger acreage, better views) and 101 of which will be estate lots a proposed 12.75 acre condominium site, a proposed 18.9 acre condominium site, a proposed 20.0 acre apartment site, approximately 330 acres planned for a resort village, various residential lots, town homes and cluster homes and approximately 61 acres of commercial land (95% of which is wetlands).

The property is also held subject to a second mortgage securing indebtedness in the principal amount of $6,000,000 held by the Investors. For further information about the transaction in which such indebtedness was incurred, see the first paragraph of the section entitled “Organizational History of GSLI and ASLR” above.

Under the Co-Ownership Agreement, ASLR has agreed, among other things, that until Naranjo shall have received payments in an aggregate amount of $16,000,000 as a result of ASLD II’s 5% undivided tenants-in-common interest the Property, Naranjo shall receive directly and within 5 business days of each closing, 5% of the revenue derived from the sale of developed property, sale of land, lease or rental of any or all of the Property or any interest therein before closing costs, commissions or other expenses paid in connection therewith and certain minimum cumulative payments whether or not sales or rentals of the Property have been made. In addition, ASLR agreed that Crawford shall receive in perpetuity 5% of all gross proceeds received by ASLR or any of its subsidiaries from of sales of land from the Property.

We intend to construct on the 12.75 acre site located between the 9th and 18th fairways of the Shell Landing Golf Course, a 126 unit luxury condominium project consisting of 21 buildings surrounding a pool, spa and eight tennis courts and overlooking the Shell Landing Golf Course. The units average 1,500 square feet and are being offered at prices averaging $315,000. The project is scheduled to commence in the second quarter of 2006 and be completed by the first quarter of 2007. We intend to obtain traditional bank financing for the construction of this project. The contractor for this project has not been chosen. The selling price for each unit has been reduced due to changes in the design of the units which will reduce construction costs and enable us to maintain substantially all of our profit margin.

A second phase of development on the 18.9 acre site located between the 3rd, 4th and 5th fairways of the golf course contemplates construction of 210 condominium units in 30 buildings. We anticipate that construction will commence in the first quarter of 2007 and be completed by the first quarter of 2008. We anticipate that the marketing and sales of these units shall commence in the third quarter of 2006. JME Coldwell Banker shall continue marketing this property to prospective purchasers in the local market as well as in Georgia, Alabama, Tennessee, Texas and states in the Northeast. In addition, we anticipate that the marketing and sale of a portion of the property to a third party, where we intend to construct 400 apartment units. Construction is expected to commence in 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 6, 2006, we had outstanding 25,711,893 shares of common stock, 25,287,109 shares of which (98.3%) were owned by AII, including 25,236,773 shares which were issued pursuant to the Exchange Agreement.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors and Executive Officers

The following sets forth information regarding our current executive officers and directors.

Donald H. Goree, Director, Chairman and Chief Executive Officer, Age 48

Mr. Goree was elected Chief Executive Officer of the Company on June 1, 2005. He has been Chairman and CEO of AII since January 2004. Mr. Goree has over 25 years of experience in commercial real estate investment, finance and development.

Donald C. Winfrey, Director and President, Age 39

Mr. Winfrey was elected President of the Company on June 1, 2005. He has been President and a director of AII since January 1, 2005. From 1997 to December 31, 2004 he held various positions with Xentel, Inc., including Vice President of its U.S. operations; from 1992 to 1997 he held various positions with CD3 Storage Systems, including President. He has also served as Chairman to various strategic planning and client development committees.

Tony Sharp, Director, Age 52

Mr. Sharp was elected as a director of the Company effective January 1, 2006. Mr. Sharp was most recently a Project Director at Longcross Management, a London-based commercial property development firm, and he has over 20 years experience in real estate development, urban renewal, finance, and consulting. Mr. Sharp has also been serving as a director of AII since December 1, 2005.

Mr. Sharp previously served AII in an advisory capacity. His experience in the property sector began in 1985, when, as an advisor for Coopers & Lybrand’s consulting arm, he supported many large U.K. development companies with regard to their corporate structure and on the social and economic impact of proposed urban renewal schemes. This led to his appointment as assistant to the CEO of the National Phoenix Initiative (NPI), an urban renewal partnership sponsored by the construction and development industry associations along with the UK’s Department of Environment. NPI promoted projects involving private investment in public sector bodies including the health sector, universities, prison service, local authorities and urban development corporations. Following this, Mr. Sharp was involved with numerous joint ventures, acquiring distressed property portfolios while serving as project director at Longcross Management. Mr. Sharp is a graduate of Balliol College at Oxford University.

Frederick Trowman-Rose, Age 52

Professor Trowman-Rose was elected as a director of the Company effective January 1, 2006. He currently serves as Company Secretary of Light & Boston Limited (a ceremonial regalia manufacturer) since 2001, and Managing Director of Libomet Limited (a stamper and finisher of non-ferrous and precious metals). Previously, he was Company Secretary and Director of his family engineering firm ABC Maintenance Services Limited and a technical editor of publications including Professional Printer and British Editor. He is a professor of Environmental Science and President of the Association of Teachers of Printing & Allied Subjects and Provost of the London College of Management and IT. Professor Trowman-Rose is a graduate of the University of Cambridge and holds doctorate degrees in organic chemistry. A former diplomat, he served Belize, the country of his birth, as her first Consul in the United Kingdom. Professor Trowman-Rose has held a number of senior honorary positions on professional and environmental bodies, including Honorary Vice-President of the Chartered Institute of Journalists, the world’s senior professional association for journalism and the media.

Carl Crawford, Vice President of Golf Operations and President of GSLI and ASLR, Age 61

Mr. Crawford has been Vice President of Golf Operations and the President of our subsidiary, The Grand Shell Landing, Inc., since AII acquired the Shell Landing Golf Course in November 2004. Mr. Crawford was a part owner of the entity which sold the course to AII and has actively involved in operations of the golf course since 2002. Prior thereto he was a partner in HAM Marine, Inc., which was merged into Freide Goldman, Inc., a naval architect and marine engineering company. Since July 2000 he has been the sole proprietor of GME, a firm which operates a manufacturing facility for medical devices.

Albert Lazo, Secretary, Age 32

Mr. Lazo was elected as Secretary of the Company on June 1, 2005. He has been General Counsel and Secretary of AII since April 2004 and a director of AII since January 2005. From February 2000 to April 2004, Mr. Lazo was an associate attorney with the law firm of Richards and Polansky, P.C. in Miami, Florida. From June 1999 to February 2000, he was an associate attorney at the law firm of John G. Shieley, P.A., based in Miami, Florida.

There are no family relationships among any of the Company’s directors and officers, except that Donald H. Goree and Donald Winfrey are first cousins.

Committees of the Board of Directors to be Established

Audit Committee. Within the next twelve months, we intend to establish an audit committee of the Board of Directors, pending the election of directors who can serve as the financial expert of the audit committee and can be determined by our Board to be independent under the relevant SEC regulations. The audit committee's duties, which shall be specified in an Audit Committee Charter, are intended to include, but will not be limited to:

•	reviewing and discussing with management and the independent accountants our annual and quarterly financial statements;

•	directly appointing, compensating, retaining, and overseeing the work of the independent auditor;

•	approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services;

•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties;

•
the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties; and

•	unless assigned to a comparable committee or group of independent directors, they must review and approve all related party transactions.

Compensation Committee. As soon as reasonably practical after the effective date of this prospectus, we intend to establish a compensation committee of the Board of Directors, pending the election of directors who can be determined by our Board to be independent under the relevant SEC regulations. The compensation committee will review and approve our salary and benefits policies, including compensation of executive officers.

Nominations and Governance Committee. As soon as reasonably practical after the effective date of this prospectus, we intend to establish a nominations and governance committee of the Board of Directors, pending the election of directors who can be determined by our board to be independent under the relevant SEC regulations. The purpose of the nominations and governance committee is to select, or recommend for our entire Board's selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our Board. The nominations and governance committee's duties, which are intended to include, but will not be limited to:

•	establishing criteria for the selection of new directors;

•	considering stockholder proposals of director nominations;

•	committee selection and composition;

•	considering the adequacy of our corporate governance;

•	overseeing and approving management continuity planning process; and

•	and reporting regularly to the board with respect to the committee's duties.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our executive officers, directors and employees. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business.

EXECUTIVE COMPENSATION

We did not pay any compensation to any of our officers and directors during the three fiscal years ended April 30, 2005 and have not paid any compensation to such persons during the period from May 1, 2005 to February 14, 2006.

On February 14, 2006, in connection with our acquisition of 100% of the outstanding common stock of GSLI and 75% of the outstanding common stock of ASLR, we entered into an Expense Allocation Agreement with AII pursuant to which we and AII agreed to allocate between us according to our respective utlilization, certain expenses for shared services, including the services of persons who are executive officers of the respective companies.

The following table provides information relating to compensation paid by AII for the fiscal year ended December 31, 2004 for its Chief Executive Officer and compensation payable to other highly compensated executive officers of AII whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000.

	Long Term Compensation
					Awards		Payouts
Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All other Comp.

Donald Goree, Chairman and CEO	0	0	2,581	(1)	1,400,900	0	0	0

Donald Winfrey, President	0	0	0		381,710	0	0	0

Jeffrey Grene, Vice President of Development	40,000	0	0		345,900	0	0	0

Albert Lazo, General Counsel and Secretary	80,000	0	738		202,950	0	0	0

(1) Commencing December 15, 2004 and pending the sale of such property, which AII is currently marketing, AII has made available to Mr. Goree the rent-free use of a 2 bedroom house located on North Rio Vista Boulevard, Fort Lauderdale, Florida. The property is owned by a general partnership in which AII has a 53% interest. AII is carrying all costs for the property, including debt service and taxes. The value of the benefit to Mr. Goree of having access to such property on a rent-free basis for two weeks in 2004 is not included in the table.

Director Compensation

Each of Tony Sharp and Frederick Towman-Rose was issued 50,000 shares of Azur common stock upon his appointment as a director of Azur.

Employment and Consulting Agreements

Donald Goree

Mr. Goree entered into an Employment Agreement with us effective March 1, 2006 for a six month term expiring on September 1, 2006. Under the agreement Mr. Goree is employed as our Chairman of the Board and Chief Executive Officer. Mr. Goree’s compensation is $360,000 per annum, payable in bi-weekly installments. In addition, we provide to Mr. Goree health insurance and the use of a company automobile. The employment agreement shall be extended for an additional term of six months unless the agreement is terminated by either party within 30 days prior to the end of the initial term or any succeeding term. The agreement terminates upon the death or disability of Mr. Goree and may be terminated by us for “cause” (defined as a material breach of the agreement by Mr. Goree or if Mr. Goree commits an act of fraud, gross negligence or dishonesty which has a material adverse effect on us). In such events we shall pay to Mr. Goree all compensation accrued through the day preceding the date of termination.

Donald Winfrey

Mr. Winfrey entered into an Employment Agreement with us effective March 1, 2006 for a six month term. Under the agreement Mr. Winfrey is employed as our President at a salary payable at the rate of $240,000 per annum in bi-weekly installments. In addition Mr. Winfrey is entitled to a $400 per month stipend for health insurance. The employment agreement shall be extended for additional terms of six months unless the agreement is terminated by either party within 30 days prior to the end of the initial term or any succeeding term. If extended, Mr. Winfrey’s salary shall be increased by at least 10% over the salary paid in the preceding 12 month period of the agreement. The agreement may be terminated without cause by us or by Mr. Winfrey for “good reason” (defined to include our material violation of the agreement which is not cured within 10 days after written notice to us of the violation), in which case Mr. Winfrey’s salary shall continue only for the shorter of four months after the date of termination or the remaining balance of the current term of the agreement. Azur may also terminate the agreement for “cause” (defined to include Mr. Winfrey’s willful appropriation or conversion of our property for his own use, a material violation of the agreement by Mr. Winfrey which is not cured within 10 days after written notice to him, substance abuse and/or a refusal to submit to periodic substance screening tests or if a case is brought against Mr. Winfrey for violation of any securities or corporate laws). If the agreement is terminated for cause, Mr. Winfrey shall receive his salary only through the termination date. Similarly, if he dies or becomes disabled, Mr. Winfrey’s estate shall be paid his salary through the date of his death or he will be paid through the effective date of his disability (as defined in the agreement).

Albert Lazo

Mr. Lazo entered into an Employment Agreement with us effective March 1, 2006 to be employed as our Corporate Secretary and General Counsel for a term of six months, which term shall be successively extended for additional six month terms if neither party terminates the agreement within 30 days prior to the end of the initial or succeeding terms. Mr. Lazo is paid a salary at the rate of $180,000 per annum in bi-weekly installments. In addition, Mr. Lazo is entitled to a $400 per month stipend for health insurance. If the term of his agreement is extended, Mr. Lazo’s salary shall be increased by at least 10% annually over the salary paid in the preceding 12 months of the agreement. The agreement may be terminated without cause by Azur or by Mr. Lazo for “good reason” (defined to include our material violation of the agreement which is not cured within 10 days after written notice to us of the violation), in which case Mr. Lazo’s salary shall continue only for the shorter of four months after the date of termination or the remaining balance of the current term of the agreement. We may also terminate the agreement for “cause” (defined to include Mr. Lazo’s willful appropriation or conversion of our property for his own use, a material violation of the agreement by Mr. Lazo which is not cured within 10 days after written notice to him, substance abuse and/or a refusal to submit to periodic substance screening tests or if a case is brought against Mr. Lazo for violation of any securities or corporate laws). If the agreement is terminated for cause, Mr. Lazo shall receive his salary only through the termination date. Similarly, if he dies or becomes disabled, Mr.Lazo’s estate shall be paid his salary through the date of his death or he will be paid through the effective date of his disability (as defined in the agreement).

Nora Zampieri

Ms. Zampieri entered into an Employment Agreement with us effective March 1, 2006 to be employed as our Comptroller for a term of six months, which term shall be successively extended for additional six month terms if neither party terminates the agreement within 30 days prior to the end of the initial or succeeding terms. Ms. Zampieri is paid a salary at the rate of $80,000 per annum in bi-weekly installments. In addition, Ms. Zampieri is entitled to a $400 per month stipend for health insurance. If the term of her agreement is extended, Ms. Zampieri’s salary shall be increased by at least 5% annually over the salary paid in the preceding 12 months of the agreement. The agreement may be terminated without cause by us or by Ms. Zampieri for “good reason” (defined to include our material violation of the agreement which is not cured within 10 days after written notice to us of the violation), in which case Ms. Zampieri’s salary shall continue only for the shorter of two months after the date of termination or the remaining balance of the current term of the agreement. We may also terminate the agreement for “cause” (defined to include Ms. Zampieri’s willful appropriation or conversion of our property for her own use, a material violation of the agreement by Ms. Zampieri which is not cured within 10 days after written notice to her, substance abuse and/or a refusal to submit to periodic substance screening tests or if a case is brought against Ms. Zampieri for violation of any securities or corporate laws). If the agreement is terminated for cause, Ms. Zampieri shall receive her salary only through the termination date. Similarly, if she dies or becomes disabled, Ms. Zampieri’s estate shall be paid her salary through the date of her death or she will be paid through the effective date of her disability (as defined in the agreement).

Indemnification of Our Directors and Officers

Reference is made to Section 145 of the Delaware General Corporation Law, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b) (7) of the Delaware Corporation Law.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

DESCRIPTION OF SECURITIES

The authorized capital of the Company consists of 300,000,000 shares of Common Stock, par value $.0001 per share, of which 25,711,893 shares were outstanding as of March 6, 2006 and 5,000,000 shares of Preferred Stock, par value $.0001 per share, no shares of which were issued or outstanding as of March 6, 2006.

Common Stock

Holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock.

Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. The By-Laws of the Company require that only a majority of the issued and outstanding shares of Common Stock need be represented to constitute a quorum and to transact business at a shareholders' meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series having some designations, rights and preferences as may be determined by the Board of Directors. As of March 6, 2006 no shares of Preferred Stock were issued or outstanding.

MARKET FOR OUR COMMON STOCK

Our common stock is traded in the over-the-counter market and has been quoted on the OTC Bulletin Board since March 22, 1986. There is a very limited public market for our common stock. As of March 6, 2006, 25,711,893 shares of common stock were outstanding.

The following table sets forth, for the respective periods indicated, the high and low bid quotations for our common stock. The information has been retroactively restated to give effect to a one for 1,370 share reverse stock split which was effectuated in August 2005, by multiplying the price per share as originally reported ($.01) by 1,370. The market quotations represent prices between dealers, do not include retail markup, markdown, or commissions and do not represent actual transactions.

Quarter Ended	High Bid	Low Bid

2004
July 31, 2003	$13.70	$13.70
October 31, 2003	13.70	13.70
January 31, 2004	13.70	13.70
April 30, 2004	13.70	13.70

2005
July 31, 2004	13.70	13.70
October 31, 2004	13.70	13.70
January 31, 2005	13.70	13.70
April 30, 2005

2006
July 31, 2005	not available
October 31, 2005	not available
January 31, 2006	not available

No dividends have been paid on our common stock and we do not anticipate paying dividends in the foreseeable future.

At March 6, 2006, there were approximately 245 holders of record of our common stock. We believe that we have more shareholders since many of our shares are held in "street" name.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, 25,711,893 shares of our common stock are issued and outstanding, held by approximately 245 record holders. No shares of preferred stock are currently outstanding. After the date of this prospectus the 25,287,109 shares that will distributed to stockholders of AII in the Distribution will be freely tradable without restriction or further registration under the Securities Act, except for any of shares that may be issued to affiliates of the Company. Some of the remaining 424,684 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Certain of those shares are currently eligible for sale under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

OVER THE COUNTER ("OTC") BULLETIN BOARD CONSIDERATIONS

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by our counsel, Guzov Ofsink, LLC, New York, New York. The Company has issued to Guzov Ofsink, LLC five year warrants to purchase an aggregate of 275,000 shares of the Company’s common stock for a price of $.50 per share.

EXPERTS

The audited consolidated balance sheet of Azur Holdings, Inc. (formerly, New Harvest Capital Corporation) as of April 30, 2005 and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year ended April 30, 2005 included in this prospectus and elsewhere in the registration statement have been audited by Baum & Co., P.A., independent auditors as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

The audited consolidated balance sheet of Azur Holdings, Inc. (formerly, New Harvest Capital Corporation) as of April 30, 2004 and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year ended April 30, 2004 included in this prospectus and elsewhere in the registration statement have been audited by Goldstein, Golub Kessler LLP, independent certified public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

The audited balance sheet of The Grand Shell Landing, Inc. as of December 31, 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the 45 days ended December 31, 2004 and the audited balance sheet of The Grand Shell Landing, Inc. as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended included in this prospectus and elsewhere in this registration statement have been audited by Baum & Co., P.A., independent auditors, as stated in their report appearing herein, and are included in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC for the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. A copy of the registration statement may be inspected by anyone without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, file reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and may furnish interim reports as we deem appropriate. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

CHANGES IN OUR CERTIFYING ACCOUNTANT

On June 2, 2005, we dismissed Goldstein Golub Kessler LLP as our independent accountant. Goldstein Golub Kessler LLP had been previously engaged as the principal auditor to audit our financial statement. The reason for the termination was that Azur International, Inc., which on such date acquired a controlling interest in us, requested a change in auditors.

Goldstein Golub Kessler LLP's reports on our financial statements of Harvest as of April 30, 2004 and 2003 and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended April 30, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles.

The decision to change auditors was approved by the Company's Board of Directors.

During our two most recent fiscal years, and the subsequent interim periods, there were no disagreements with Goldstein Golub Kessler LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope, or procedure, which disagreements, if not resolved to the satisfaction of Goldstein Golub Kessler LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

On June 3, 2005, we retained Baum & Company, P.A. ("Baum") as our new independent accountant. Baum is located at 1515 University Drive, Coral Springs, Florida 33071.

FINANCIAL STATEMENTS

The financial statements and pro forma financial information contained in this prospectus are set forth in the Index to Financial Information on page F-1.

NEW HARVEST CAPITAL CORPORATION
BALANCE SHEET
October 31, 2005

2005
(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$–

TOTAL ASSETS	$–

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$32,613
Total Current Liabilities	32,613

Stockholders' Equity
Preferred Stock - $.0001 par value, 5,000,000 shares
authorized; no shares issued and outstanding	–
Common Stock - $.0001 par value, 300,000,000 shares
authorized; shares issued and outstanding 100,120	13,696
Additional Paid in Capital	592,984
Accumulated Deficit	(639,293)
Total Stockholders' Equity	(32,613)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$–

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
STATEMENT OF OPERATIONS
For the Six Months Ended October 31, 2005 and 2004

	2005	2004
	(Unaudited)	(Unaudited)
Revenues
Interest	$–	$336

Operating Expenses
General & Administrative Expenses	170,368	7,000
Total Operating Expenses	170,368	7,000
Net Income (Loss)	$(170,368)	$(6,664)

Net loss per weighted average number of
Common Shares	$(1.74)	$(0.07)

Weighted average number
of Common Shares outstanding	97,746	94,006

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
STATEMENT OF OPERATIONS
For the Quarters Ended October 31, 2005 and 2004

	2005	2004
	(Unaudited)	(Unaudited)
Revenues
Interest	$–	$186

Operating Expenses
General & Administrative Expenses	30,812	4,000
Total Operating Expenses	30,812	4,000
Net Income (Loss)	$(30,812)	$(3,814)

Net loss per weighted average number of
Common Shares	$(0.31)	$(0.04)

Weighted average number
of Common Shares outstanding	100,120	94,173

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
STATEMENT OF CASH FLOWS
For the Six Months Ended October 31, 2005 and 2004

	2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(170,368)	$(6,664)
Adjustments to Reconcile Income (Loss) to Net Cash
Provided (Used) for Operating Activities:
Changes in Assets and Liabilities:
Increase in accrued expenses	30,812	3,000
Net Cash Provided by (Used in) Operations	(139,556)	(3,664)

Net Increase (Decrease) in Cash	(139,556)	(3,664)

Beginning Cash	139,556	149,428

Ending Cash	$–	$145,764

SCHEDULE OF NONCASH ACTIVITIES:
Common Stock Issued for Services	$–

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
NOTES TO UNAUDITED FINANCIAL STATEMENTS

October 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
New Harvest Capital Corporation was organized under the laws of the state of Delaware on August 29, 1985. The Company is currently engaged in the activity of searching for and investigating business opportunities.

Basis of Accounting
The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk
The cash balances are currently not in excess of Federal insured limits of $100,000.

Income Taxes
The Company accounts for income taxes under the accrual method established by Statement of Financial Accounting Standards (SFAS) No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences and events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on assets and liabilities using enacted rates for the year in which the differences are expected to reverse.

Stock Based Compensation
The Company has issued shares of its common stock for services rendered and valued at estimated fair market value.

Earnings Per Share
Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, which the Company adopted effective November 1, 1998, establishes standards for computing and presenting earnings per share. The standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.

Accounting Pronouncements
Management does not believe that any of the recently issued accounting pronouncements will be applicable to the Company.

NOTE 2 - CAPITAL TRANSACTIONS

On June 1, 2005, pursuant to a Stock Purchase Agreement, Azur International, Inc. acquired 68,960,000 shares of the Company’s common stock. This constituted approximately 50.4% of the Company’s total issued and outstanding common shares. Subsequent to the August 9, 2005 reverse stock split (see note 3), the number of shares acquired is equivalent to 50,336 shares.

NOTE 3 - REVERSE STOCK SPLIT

For all periods presented share and per share information in these financial statements and notes have been adjusted to reflect the Company’s 1 for 1,370 reverse stock split effective August 9, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BAUM & COMPANY, P.A.
Certified Public Accountants
1515 University Drive, Suite 209
Coral Springs, Florida 33071

Board of Directors and Stockholders
New Harvest Capital Corporation

We have audited the accompanying balance sheet of New Harvest Capital Corporation as of April 30, 2005 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year than ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of New Harvest Capital Corporation as of April 30, 2004, were audited by other auditors whose report dated August 6, 2004, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Harvest Capital Corporation as of April 30, 2005 and the results of their operations and their cash flows for the year than ended, in conformity with U.S. generally accepted accounting principles.

/s/ BAUM & COMPANY, P.A.

Coral Springs, Florida
July 12, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
New Harvest Capital Corporation

We have audited the accompanying statements of operations, shareholders' equity and cash flows of New Harvest Capital Corporation for the year ended April 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of New Harvest Capital Corporation for the year ended April 30, 2004 in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP

New York, New York
August 6, 2004

NEW HARVEST CAPITAL CORPORATION
BALANCE SHEET
April 30, 2005

ASSETS
Current Assets
Cash and Cash Equivalents	$139,556

TOTAL ASSETS	$139,556

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$1,800
Total Current Liabilities	1,800

Stockholders' Equity
Preferred Stock - $.0001 par value, 5,000,000 shares
authorized; no shares issued and outstanding	-
Common Stock - $.0001 par value, 300,000,000 shares
authorized; shares issued and outstanding 136,959,999	13,696
Additional Paid in Capital	592,984
Accumulated Deficit	(468,924)
Total Stockholders' Equity	137,756

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$139,556

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
STATEMENTS OF OPERATIONS
For the Years Ended April 30, 2005 and 2004

	2005	2004

Revenues
Interest	$798	$746

Operating Expenses
General & Administrative Expenses	9,470	38,664
Total Operating Expenses	9,470	38,664

Net Income (Loss)	$(8,672)	$(37,918)

Net loss per weighted average number of
Common Shares	$-	$-

Weighted average number
of Common Shares outstanding	130,659,999	128,559,999

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the years ended April 30, 2005 and 2004

			Additional		Total
	Common	Common	Paid-In	Accumulated	Stockholders’
	Shares	Stock	Capital	Deficit	Equity

Balance at May 1, 2003	128,559,999	$12,856	$574,324	$(422,334)	$164,846

Net Loss for the Year				(37,918)	(37,918)

Balance at April 30, 2004	128,559,999	12,856	574,324	(460,252)	126,928

Issuance of Common Stock for Services	8,400,000	840	18,660		19,500

Net Loss for the Year				(8,672)	(8,672)

Balance at April 30, 2005	136,959,999	$13,696	$592,984	$(468,924)	$137,756

NEW HARVEST CAPITAL CORPORATION
STATEMENT OF CASH FLOWS
For the Years Ended April 30, 2005 and 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(8,672)	$(37,918)

Adjustments to Reconcile Net Loss to Net Cash
Used for Operating Activities:
Increase (Decrease) in Accounts Payable & Accruals	(1,200)	16,285

Net Cash Used for Operations	(9,872)	(21,633)

Net Decrease in Cash	(9,872)	(21,633)

Cash at Beginning of Year	149,428	171,061

Cash at End of Year	$139,556	$149,428

SCHEDULE OF NONCASH ACTIVITIES:
Common Stock Issued for Services	$19,500

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
April 30, 2005 and 2004

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

New Harvest Capital Corporation was organized under the laws of the state of Delaware on August 29, 1985. The Company is currently engaged in the activity of searching for and investigating business opportunities (see Note 2-Subsequent Events).

Basis of Accounting

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk

The cash balances are currently in excess of Federal insured limits of $ 100,000. The Company has not experienced any losses in such accounts and the risk is believed to be minimal.

Income Taxes

The Company accounts for income taxes under the accrual method established by Statement of Financial Accounting Standards (SFAS) No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences and events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on assets and liabilities using enacted rates for the year in which the differences are expected to reverse.

Stock Based Compensation

The Company has issued shares of its common stock for services rendered and valued at estimated fair market value.

Earnings Per Share

Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, which the Company adopted effective November 1, 1998, establishes standards for computing and presenting earnings per share. The standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.

Accounting Pronouncements

Management does not believe that any of the recently issued accounting pronouncements will be applicable to the Company.

NOTE 2 SUBSEQUENT EVENTS

On June 1, 2005, pursuant to a Stock Purchase Agreement, Azur International, Inc. acquired 68,960,000 shares of the Company’s common stock. This constituted approximately 50.4% of the Company’s total issued and outstanding common shares.

 THE GRAND SHELL LANDING, INC.
 BALANCE SHEET
 September 30, 2005
 (unaudited)

ASSETS
CURRENT ASSETS
Cash	$141,442
Accounts receivable	50,074
Inventory	82,479
Prepaid expenses	129,868
Total current assets	403,863

Property and equipment, net of accumulated depreciation of $379,324	7,775,646
Other assets	147,032

TOTAL ASSETS	$8,326,541

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	60,637
Payroll Liabilities	4,034
Other current liabilities	113,983
Current portion of notes payable	1,251,064
Current portion of capital lease obligations	45,016
Total current liabilities	1,474,734

LONG-TERM LIABILITIES
Notes payable	6,121,506
Capital lease obligation	48,445
Total long-term liabilities	6,169,951

EQUITY
Common stock:
$0.01 par value, 2,000 shares authorized,issued and outstanding	20
Additional paid-in capital	837,586
Retained earnings (deficit)	(35,304)
Net Income (Loss)	(120,447)
TOTAL LIABILITIES AND EQUITY	$8,326,541

The accompanying notes are an integral part of the financial statements.

 THE GRAND SHELL LANDING, INC.
 INCOME STATEMENT
 For the Nine Months Ended September 30, 2005
 (unaudited)

Revenues
Golf course revenue	$1,610,930
Merchandise sales	236,444
Restaurant sales	292,276
Total Revenue	2,139,649

Cost of Sales	255,680

Gross Profit	1,883,969

Operating Expenses
General and administrative expenses	1,285,507
Depreciation	348,892
Amortization	27,006
Total Operating Expenses	1,661,405

Net Income (Loss) Before
Other Income and (Expense)	222,564

Other Income and (Expense)
Other Income	831
Interest Expense	(343,842)
Total Other Income and (Expense)	(343,011)
Net Income (Loss)	(120,447)

The accompanying notes are an integral part of the financial statements.

THE GRAND SHELL LANDING, INC.
STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2005
(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(120,447)
Adjustments to Reconcile Income (Loss) to Net Cash
Provided (Used) for Operating Activities:
Depreciation and amortization	375,897
(Increase) decrease in operating assets:
Accounts Receivable	(12,668)
Inventory	(17,038)
Prepaid Expenses	(22,503)
Increase (Decrease) in opearting liabilities:
Accounts Payable	23,588
Accrued Expenses	5,097

NET CASH PROVIDED BY OPERATING ACTIVITIES	231,926

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in equipment	(5,726)

NET CASH USED FOR INVESTING ACTIVITIES	(5,726)

CASH FLOWS FROM FINANCING ACTIVITIES:
Notes and loans payable	(128,036)
Capital lease obligations	(31,744)

NET CASH USED BY FINANCING ACTIVITIES	(159,780)

Net Increase in Cash	66,420
Beginning Cash	75,022
Ending Cash	$141,442

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$343,842

The accompanying notes are an integral part of the financial statements.

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2005
 (unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations. The Grand Shell Landing, Inc. (a MS Corporation) operates an 18-hole golf course, pro-shop and restaurant located in Gautier, MS. In 2004, the course was named the Number 5 Upscale Course by Golf Digest in its annual "America's Top 10 Best New Courses." The course is located near the third largest gaming market in the United States of America. Out-of-state players account for approximately eighty-two percent of the Company's revenue.

Use of Estimates. Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Cash. For amounts categorized as "cash" on the balance sheet and statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment. Property and equipment are carried at cost and are being depreciated over their useful lives using the straight-line method. The estimated useful lives of significant assets are as follows: equipment, 5 years; land improvements, 20 years; and buildings, 40 years. The parent company determines the depreciation method to be used for income tax purposes. Substantially all of the Company's assets are encumbered.

Leases. Leases that transfer substantially all of the risks and benefits of ownership are capital leases. Other leases are operating leases. Capital leases are included in property and equipment and are amortized using the same methods as used for depreciation of property and equipment. Operating leases are expensed over the terms of the leases using the straight-line method.

Allowance for Doubtful Accounts. An allowance for doubtful accounts is estimated and recorded based on the Company's historical bad debt experience. Management believes that all accounts receivable will be collected within one year; therefore, an allowance for doubtful accounts is not considered necessary.

Inventory. Inventory is stated at the lower of cost or market value with cost determined using the first-in, first-out method.

Income Taxes. The Company (a MS Corporation) is a wholly-owned subsidiary of Azur International, Inc. The company and its parent file a consolidated federal income tax return. A provision for income taxes has been included in the company's income statement; allocated on the separate return basis.

NOTE 2. ACCOUNTS RECEIVABLE

Accounts receivable consist of $50,074 as of September 30, 2005.

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2005
 (unaudited)

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of September 30, 2005:

Land	$861,949
Land improvements	4,603,620
Buildings	2,295,616
Equipment and fixtures	393,785
8,154,970
Less: Accumulated depreciation	(379,324)
$7,775,646

Depreciation expense for the nine months ended September 30, 2005 was $348,892.

NOTE 4. CAPITAL LEASES

Property held under capital leases, included with property and equipment at September 30, 2005, consists of the following as of September 30, 2005:

Equipment	$256,027
Less: Accumulated depreciation	(4,267)
Equipment under capital lease-net	$251,760

Capital lease obligations consist of the following at September 30, 2005:

Non-cancellable equipment leases, through 2008, secured by equipment	$93,461
Less: Current portion of capital lease obligations	(45,016)
Long-term capital lease obligations	$48,445

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2005
 (unaudited)

NOTE 4. CAPITAL LEASES (Continued)

The following is a schedule of future lease payments under capital leases for the nine months ended September 30, 2005:

2005	$45,016
Thereafter	48,445
Total mininum lease payments	93,461

NOTE 5. OTHER ASSETS

Other assets consists of the following at September 30, 2005:

Loan costs, net of accumulated amortization of $33,007	$147,032
$147,032

Loan costs are being amortized under the straight-line method over the life of the loan.

NOTE 6. NOTES PAYABLE

Notes payable consists of the following as of Setpember 30, 2005:

Note payable to a finance company, monthly payments are variable, including interest of 6.75%, collateralized by real property, due November 2009	$6,283,264
Note payable to former owner of Grand Shell Landing, bearing interest of 6% due on November 16, 2005	1,070,811
Note payable to a finance company, monthly payments of $278, including imputed interest of 7.00%, collateralized by equipment, due October 2006	4,102
Note payable to a finance company, monthly payments of $277, including imputed interest of 6.49%, collateralized by equipment, due May 2007	5,142
Note payable to a finance company, monthly payments of $814, including imputed interest of 6.75%, collateralized by equipment, due October 2006	9,251
Non-cancellable equipment leases, through 2008, secured	93,461
7,466,031
Less current maturities	(1,296,080)
$6,169,951

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2005
 (unaudited)

NOTE 6. NOTES PAYABLE (Continued)

Maturities of notes payable are as follows:

2005	1,296,080
Thereafter	6,169,951
$7,466,031

NOTE 7. COST OF SALES

Cost of sales consists of the following at September 30, 2005:

2005

Merchandise	$139,883
Food	73,288
Beer and liquor	42,509
$255,680

NOTE 8. INCOME TAXES

The Company files a consolidated federal tax return with its parent and records its share of the consolidated federal tax expense on a separate return basis.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Operating Leases:

The Company leases equipment under operating leases expiring in various years through 2007. In the normal course of business, the Company generally renews or replaces its operating leases.

Claims and Litigation

Management is unaware of any pending litigation matters as of September 30, 2005.

BAUM & COMPANY, P.A.
Certified Public Accountants
1515 University Drive, Suite 209
Coral Springs, Florida 33071

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
The Grand Shell Landing, Inc.
Fort Lauderdale, Florida

We have audited the accompanying balance sheet of The Grand Shell Landing, Inc. as of December 31, 2004 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Grand Shell Landing, Inc. as of December 31, 2004 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Baum & Company, P.A.
Baum & Company, P.A.

Coral Springs, Florida
April 22, 2005

THE GRAND SHELL LANDING, INC.
BALANCE SHEET
December 31, 2004

ASSETS

CURRENT ASSETS
Cash	$75,022
Accounts receivable	37,406
Inventory	65,441
Prepaid expenses	107,365
Total current assets	285,234

Property and equipment, net of accumulated depreciation of $30,432	8,118,812

Other assets	174,037
TOTAL ASSETS	$8,578,083

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	37,049
Accrued property taxes	65,965
Accrued interest	23,777
Other current liabilities	10,099
Deferred revenue	13,080
Current portion of notes payable	1,231,123
Current portion of capital lease obligations	49,422
Total current liabilities	1,430,515

LONG-TERM LIABILITIES
Notes payable	6,269,483
Capital lease obligation	75,783
Total long-term liabilities	6,345,266

EQUITY
Common stock:
$0.01 par value, 2,000 shares authorized, issued and outstanding	20
Additional paid-in capital	837,586
Retained earnings (deficit)	(35,304)
TOTAL LIABILITIES AND EQUITY	$8,578,083

The accompanying notes are an integral part of the financial statements.

THE GRAND SHELL LANDING, INC.
INCOME STATEMENT
For the 45 days ended December 31, 2004

Revenues
Golf course income	$167,820
Merchandise sales	25,489
Restaurant sales	36,187
Total Revenue	229,496

Cost of Sales	33,379

Gross Profit	196,117

Operating Expenses
General & Administrative Expenses	137,681
Depreciation	30,432
Amortization	6,001
Total Operating Expenses	174,114

Net Income (Loss) Before
Other Income and Expense	22,003
Other Income and (Expense)
Interest Expense	(57,307)
Total Other Income and (Expense)	(57,307)
Net Income (Loss)	$(35,304)

The accompanying notes are an integral part of the financial statements.

THE GRAND SHELL LANDING, INC.
STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(35,304)
Adjustments to Reconcile Income (Loss) to Net Cash
Provided (Used) for Operating Activities:
Depreciation	30,432
Amortization	6,001
(Increase) decrease in operating assets:
Accounts Receivable	(37,406)
Inventory	11,102
Prepaid Expenses	23,710
Increase (Decrease) in opearting liabilities:
Accounts Payable	37,049
Accrued Expenses	30,835
Deferred Revenue	(11,877)
Other Liabilitites	10,099

NET CASH PROVIDED BY OPERATING ACTIVITIES	64,641

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	14,000
Principal payments on long-term debt	(4,319)
NET CASH PROVIDED BY FINANCING ACTIVITIES	9,681

Net Increase in Cash	74,322
Beginning Cash, November 17, 2004	700
Ending Cash	$75,022

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$57,307

SUMMARY OF SIGNIFICAT NONCASH TRANSACTIONS:

In 2004, the Company acquired property and equipment valued at $8,329,282 through the issuance of debt and assumption of capital leases and notes payable totalling $8,329,282.

In 2004, the Company incurred loan costs of $180,038, which were capitalized as intangible assets.

In 2004, the Company's parent paid $294,416 at the time of acquisition in which they received coomon stock and additional paid-in capital.

The accompanying notes are an integral part of the financial statements.

THE GRAND SHELL LANDING, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
As of December 31, 2004

			Additional
	Common	Common	Paid-In	Accumulated
	Shares	Stock	Capital	Deficit
Balance at 12/31/03
Net Loss for the Year Ended 12/31/04				(35,304)
Issuance of Common Stock for Acquisitions	2,000	20	837,586
Balance 12/31/04	2,000	$20	$837,586	$(35,304)

The accompanying notes are an integral part of the financial statements.

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations. The Grand Shell Landing, Inc. (a MS Corporation) operates an 18-hole golf course, pro-shop and restaurant located in Gautier, MS. In 2004, the course was named the Number 5 Upscale Course by Golf Digest in its annual "America's Top 10 Best New Courses." The course is located near the third largest gaming market in the United States of America. Out-of-state players account for approximately eighty-two percent of the Company's revenue.

Use of Estimates. Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Cash. For amounts categorized as "cash" on the balance sheet and statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment. Property and equipment are carried at cost and are being depreciated over their useful lives using the straight-line method. The estimated useful lives of significant assets are as follows: equipment, 5 years; land improvements, 20 years; and buildings, 40 years. The parent company determines the depreciation method to be used for income tax purposes. Substantially all of the Company's assets are encumbered.

Leases. Leases that transfer substantially all of the risks and benefits of ownership are capital leases. Other leases are operating leases. Capital leases are included in property and equipment and are amortized using the same methods as used for depreciation of property and equipment. Operating leases are expensed over the terms of the leases using the straight-line method.

Allowance for Doubtful Accounts. An allowance for doubtful accounts is estimated and recorded based on the Company's historical bad debt experience. Management believes that all accounts receivable will be collected within one year; therefore, an allowance for doubtful accounts is not considered necessary.

Inventory. Inventory is stated at the lower of cost or market value with cost determined using the first-in, first-out method.

Income Taxes. The Company (a MS Corporation) is a wholly-owned subsidiary of Azur International, Inc. The company and its parent file a consolidated federal income tax return. A provision for income taxes has been included in the company's income statement; allocated on the separate return basis.

NOTE 2. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following amounts as of December 31:

Membership	16,106
Special events	21,300
$37,406

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004
(continued)

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2004:

Land	$861,949
Land improvements	4,603,620
Buildings	2,295,616
Equipment and fixtures	388,059
8,149,244
Less: Accumulated depreciation	30,432
$8,118,812

Depreciation expense for the forty-five days ended December 31, 2004 was $30,432.

NOTE 4. CAPITAL LEASES

Property held under capital leases, included with property and equipment at December 31, 2004, consists of the following as of December 31, 2004:

Equipment	$256,027
Less: Accumulated depreciation	(4,267)
Equipment under capital lease-net	$251,760
Capital lease obligations consist of the following at December 31, 2004
Non-cancellable equipment leases, through 2008, secured by equipment	$125,205
Less: Current portion of capital lease obligations	(49,422)
Long-term capital lease obligations	$75,783

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004
(continued)

NOTE 4. CAPITAL LEASES (Continued)

The following is a schedule of future lease payments under capital leases for year ending December 31:

2005	$49,422
2006	43,757
2007	42,813
2008	1,830
Thereafter	—
Total mininum lease payments	137,822
Less: Interest imputed at various rates	12,617
Present value of minimum lease payments	$125,205

NOTE 5. OTHER ASSETS

Other assets consists of the following at December 31, 2004:

Loan costs, net of accumulated amortization of $6,001	$174,037
Due from parent - Income tax benefit	12,000
$186,037

Loan costs are being amortized under the straight-line method over the life of the loan.

NOTE 6. NOTES PAYABLE

Notes payable consists of the following as of December 31:

Note payable to a finance company, monthly payments are variable, including interest of 6.75%, collateralized by real property, due November 2009	$6,400,000
Note payable to former owner of Grand Shell Landing, bearing interest of 6% due on November 16, 2005	1,070,811
Note payable to a finance company, monthly payments of $278, including imputed interest of 7.00%, collateralized by equipment, due October 2006	6,377
Note payable to a finance company, monthly payments of $277, including imputed interest of 6.49%, collateralized by equipment, due May 2007	7,389
Note payable to a finance company, monthly payments of $814, including imputed interest of 6.75%, collateralized by equipment, due October 2006	16,029
7,500,606
Less current maturities	(1,231,123)
$6,269,483

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004
(continued)

NOTE 6. NOTES PAYABLE (Continued)

Maturities of notes payable are as follows:

2005	1,231,123
2006	183,482
2007	182,628
2008	193,881
2009	171,563
Subsequent to 2009	5,537,929
$7,500,606

NOTE 7. COST OF SALES

Cost of sales consists of the following at December 31:

2004
Merchandise	$16,525
Food	9,792
Beer and liquor	5,429
Member discounts	1,633
$33,379

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004
(continued)

NOTE 8. INCOME TAXES

The Company files a consolidated federal tax return with its parent and records its share of the consolidated federal tax expense on a separate return basis. The Company's current tax benefit of $12,000 is included in other assets on the Company's balance sheet. This asset represents the approximate amount due from the Company's parent for the benefit the parent will receive on the 2004 consolidated federal tax return as a result of the loss generated by the Company.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Operating Leases:

The Company leases equipment under operating leases expiring in various years through 2007. In the normal course of business, the Company generally renews or replaces its operating leases. Minimum future lease payments required under operating leases are as follows:

Year ending December 31, 2005	$82,829
2006	82,829
2007	18,092
$183,750

THE GRAND SHELL LANDING, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004
(continued)

NOTE 9. COMMITMENTS AND CONTINGENCIES (Continued)

During the forty-five days ended December 31, 2004, the Company incurred $14,304 in rent expense under these operating leases.

Claims and Litigation

Management is unaware of any pending litigation matters as of December 31, 2004.

BAUM & COMPANY, P.A.
Certified Public Accountants
1515 University Drive, Suite 209
Coral Springs, Florida 33071

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Members
Shell Landing Golf, LLC.
Fort Lauderdale, Florida

We have audited the accompanying balance sheet of Shell Landing Golf, LLC as of December 31, 2003 and the related statements of operations, members' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shell Landing Golf, LLC. as of December 31, 2003 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Baum & Company, P.A.
Baum & Company, P.A.

Coral Springs, Florida
October 31, 2005

SHELL LANDING GOLF, LLC
BALANCE SHEET
December 31, 2003

ASSETS
CURRENT ASSETS
Cash	$175,135
Accounts receivable	39,087
Inventory	64,770
Prepaid expenses	13,359
Total Current Assets	292,351

Property and Equipment, net of accumulated depreciation of $30,432	5,410,215
Other assets	3,675
TOTAL ASSETS	$5,706,241

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	101,645
Accrued liabilities	12,226
Accrued interest	10,541
Accrued property taxes	61,188
Deferred revenue	6,037
Current portion of notes payable	571,068
Current portion of capital lease obligations	43,841
Total current liabilities	806,546

LONG-TERM LIABILITIES
Notes and loans payable	5,325,142
Capital lease obligations	92,498
Total long-term liabilities	5,417,640

TOTAL LIABILITIES	6,224,186

MEMBER'S EQUITY	(517,945)

TOTAL LIABILITIES AND EQUITY	$5,706,241

The accompanying notes are an integral part of the financial statements.

SHELL LANDING GOLF, LLC
INCOME STATEMENT
For the Year Ended December 31, 2003

Revenues
Golf course income	$2,083,637
Merchandise sales	245,310
Restaurant sales	361,754
Total Revenue	2,690,701

Cost of Sales	283,871

Gross Profit	2,406,830
Operating Expenses
General & Administrative Expenses	1,563,027
Depreciation	389,795
Amortization	4,835
Total Operating Expenses	1,957,657

Net Income (Loss) Before
Other Income and Expense	449,173
Other Income and (Expense)
Interest Income	5
Interest Expense	(313,222)
Gain/(Loss) on sale of asset	(1,339)
Total Other Income and (Expense)	(314,556)
Net Income (Loss)	134,617

The accompanying notes are an integral part of the financial statements.

SHELL LANDING GOLF, LLC
STATEMENT OF MEMBERS' EQUITY
As of December 31, 2003

	Additional Paid-In Capital	Accumulated Deficit
Balance at 12/31/02		$(652,562)
Net Loss for the Year Ended 12/31/03		134,617
Balance 12/31/03	$—	$(517,945)

The accompanying notes are an integral part of the financial statements.

SHELL LANDING GOLF, LLC
STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$134,617
Adjustments to Reconcile Income (Loss) to Net Cash
Provided (Used) for Operating Activities:
Depreciation	389,795
Amortization	4,835
(Gain)/Loss on sale of equipment	1,339
(Increase) decrease in operating assets:
Accounts Receivable	4,536
Inventory	(3,940)
Due from Related Parties	1,509
Prepaid Expenses	(13,359)
Increase (Decrease) in opearting liabilities:
Accounts Payable	(19,242)
Accrued Expenses	(32,021)
Deferred Revenue	3

NET CASH PROVIDED BY OPERATING ACTIVITIES	468,072

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	10,073
NET CASH (USED) FOR INVESTING ACTIVITIES	10,073

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	125,000
Principal payments on long-term debt	(453,754)
NET CASH (USED) FOR FINANCING ACTIVITIES	(328,754)

Net Increase in Cash	149,391
Beginning Cash	25,744
Ending Cash	$175,135

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$313,222

SUMMARY OF SIGNIFICANT NONCASH TRANSACTIONS:

In 2003, the Company acquired property and equipment valued at $126,045 through the issuance of debt and assumption of capital leases and notes payable totalling $126,045.

The accompanying notes are an integral part of the financial statements.

SHELL LANDING GOLF, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2003

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations. Shell Landing Golf, LLC (the Company) operates an 18-hole golf course, pro-shop and restaurant located in Gautier, MS. The course is located near the third largest gaming market in the United States of America. Out-of-state players account for approximately eighty-two percent of the Company's revenue.

Use of Estimates. Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Cash. For amounts categorized as "cash" on the balance sheet and statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment. Property and equipment is stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation of property and equipment is provided utilizing both the straight-line and accelerated methods over the estimated useful lives of the respective assets as follows: equipment, 5 to 7 years; land improvements, 15 to 20 years; and buildings, 39 to 40 years.

Intangible Assets. Intangible assets subject to amortization include loan fees and goodwill. Loan fees related to financing with Hancock Bank have been capitalized and amortized over the term of the loan. The excess of the acquisition cost over the net book value of assets acquired from McIntyre Golf, has been recorded as goodwill. Goodwill does not require amortizations, but is subject to a periodic impairment test. The Company has determined goodwill has not been impaired; therefore, no impairment loss has been recognized. Amortization of loan costs was $4,835 for 2003.

Leases. Leases that transfer substantially all of the risks and benefits of ownership are capital leases. Capital leases are included in property and equipment and are amortized using the same methods as used for depreciation of property and equipment.

Allowance for Doubtful Accounts. An allowance for doubtful accounts is estimated and recorded based on the Company's historical bad debt experience. Management has determined that all accounts receivable will be collectible within a year.

Inventory. Inventory is stated at the lower of cost or market value, with cost determined using the first-in, first-out method.

Income Taxes. The Company is taxed as a partnership under the Internal Revenue Code and a similar state statute. In lieu of income taxes, the members of the LLC are taxed on their proportionate share of the LLC's taxable income. Therefore, no provision or liability for Federal or state income taxes related to the LLC is included in these financial statements.

SHELL LANDING GOLF, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2003
(continued)

NOTE 2. ACCOUNTS RECEIVABLE

Accounts receivable consists of the following amounts as of December 31:

Membership	19,975
Special events	19,112
$39,087

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

Land	$667,978
Land improvements	3,497,689
Buildings	1,779,013
Equipment and fixtures	563,962
6,508,642
Less: Accumulated depreciation	1,098,427
$5,410,215

Depreciation expense for the year ended December 31, 2003 was $496,787.

NOTE 4. CAPITAL LEASES

Property held under capital leases, included with property and equipment at December 31, consists of the following:

Equipment	$409,073
Less: Accumulated depreciation	199,479
Equipment under capital lease - net	$209,594

Capital lease obligations consist of the following at December 31:

Non-cancellable equipment leases, through 2005, secured by equipment	$136,339
Less: Current porition of capital lease obligations	43,841
Long-term capital lease obligations	$92,498

SHELL LANDING GOLF, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2003
(continued)

NOTE 4. CAPITAL LEASES (Continued)

The following is a schedule of future lease payments under capital leases for year ending December 31:

2004	$43,841
2005	40,696
2006	36,293
2007	36,293
Total mininum lease payments	157,123
Less: Interest imputed at various rates	20,784
Present value of minimum lease payments	$136,339

NOTE 5. OTHER ASSETS

Other assets consists of the following at December 31:

Goodwill	$—
Loan costs, net of accumulated amortization of $22,903	2,417
Security deposit	1,258
$3,675

NOTE 6. NOTES PAYABLE

Notes payable consists of the following as of December 31:

Note payable to a bank, monthly payments of $36,657, including interest at variable rates, collateralized by real property, due March 2018	$4,093,772
Note payable to a finance company, monthly payments of $278, including interest of 7.00%, collateralized by equipment, due October 2006	8,549
Note payable to a finance company, monthly payments of $277, including interest of 6.49%, collateralized by equipment, due June 2007	10,415
Note payable to a finance company, monthly payments of $814, including interest of 6.75%, collateralized by equipment, due December 2006	26,063
Note payable to a former member, due on demand, non-interest bearing, secured by real estate	225,000
Notes payable to members, monthly payements of $12,763, including imputed interest of 7.00%, due September 2017, unsecured	1,349,985
Notes payable to members, monthly payments of $1,451, including imputed interest of 7.00%, due January 2013, unsecured	117,126
Notes payable to members, due on demand, non-interest bearing, unsecured	65,300
5,896,210
Less current maturities	571,068
$5,325,142

SHELL LANDING GOLF, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2003
(continued)

NOTE 6. NOTES PAYABLE (Continued)

Maturities of notes payable are as follows:

2004	571,068
2005	364,141
2006	382,145
2007	388,015
2008	406,406
Subsequent to 2008	3,784,435
$5,896,210

NOTE 7. COST OF SALES

Cost of sales consists of the following at December 31:

Merchandise	$135,175
Food	88,822
Beer and liquor	59,874
$283,871

NOTE 8. RELATED PARTY TRANSACTIONS

The Company has several demand notes due to members which bear interest at 7.00%. The balance at December 31, 2003 was $1,532,411. Interest expense on these loans totaled $95,325 in 2003.

AZUR HOLDINGS, INC.
Proforma Consolidated Financial Statements

(I) Financial Information

On February 14, 2006, Azur Holdings Inc. ("Holdings") a Deleware corporation, formerly, New Harverst Capital Corporation, acquired from Azur International Inc., a Nevada corporation ("Azur"), all of the common stock of The Grand Shell Landing, Inc., a Mississippi corporation ("GSLI"), and 75% of the common stock of Azur Shell Landing Resort, Inc., a Mississipi corporation ("ASLR"), effected by the issuance by Holdings of 25,236,773 shares of its $.0001 par value common stock, and the assumption by Holdings of $ 700,000 of 18% debt and $ 829,561 of operating liabilities. Azur owns approximately 50.4% of Holdings, which it acquired on June 1, 2005.

The accompanying unaudited pro forma financial statements include Holdings, GSLI, ASLR and proforma adjustments. The balance sheets have been presented as of October 31, 2005 for Holdings, Sept 30, 2005 for GSLI and November 3, 2005 for ASLR (the date ASLR entered into a co-ownership agreement whereby Azur Shell Landing Development II conveyed to ASLR a 95% undivided tenants-in-common interest in the property owned by Azur Shell Landing Development II). The pro forma annual statement of operations is for the year ended April 30, 2005 for Holdings, and GSLI. ASLR is a real estate holding company formed on May 13, 2005 and had no predecessor income. The pro forma six month statement of operations is for the six months ending October 31, 2005 for Holdings and GSLI.

The condensed pro forma financial statements should be read in conjunction with the audited financial statements of Holdings (formerly, New Harvest Capital Corporation) and Azur, which can be found in the Form 10-KSB filings for each company.

(II) Pro Forma Consolidated Financial Data

The unaudited consolidated pro forma balance sheet of Holdings as of October 31, 2005 and the unaudited GSLI balance sheet as of September 30, 3005 and the compiled balance sheet of ASLR as of November 3, 2005 are based on historical balance sheets. The adjustments presented are provided to reflect, on a pro forma basis, the issuance of common stock by Holdings and assumption of debt and liabilities by Holdings for the acquistion of the subsidiaries and the elimination of subsidiary equity, and the recognition of minority non-controlling interest in a subsidiary.

The unaudited pro forma statements of operations are the historical financial statements of Holdings, GSLI and ASLR and and pro forma adjustments reflective of this acquisition. The pro forma information is not necessarily indicative of the results of operations that would have been reported had such events occurred on the dates indicated, nor is it indicative of the results of Holdings' future operations.

Azur Holdings Inc.
Proforma Consolidated Balance Sheet
October 31, 2005
(unaudited)
		The Grand	Azur Shell
	Azur	Shell	Landing
	Holdings, Inc.	Landing, Inc.	Resort, Inc.
	October 31,	September 30,	November 3,		Proforma		Proforma	Proforma
ASSETS	2005	2005	2005		Adjustments		Adjustments	Consolidated

CURRENT ASSETS
Cash and Cash Equivalents	$—	$141,442	$1,200,000		$—		$—	$1,341,442
Restricted Cash	—	—	1,440,970					1,440,970
Accounts Receivable	—	50,074	—					50,074
Inventory	—	82,479	—					82,479
Prepaid Expenses	—	129,868	—		—		—	129,868

Total current assets	—	403,863	2,640,970		—		—	3,044,833

PROPERTY AND EQUIPMENT
Land	—	861,949	12,550,786		—		—	13,412,735
Land Acquisition Costs	—	—	5,660,714		—		—	5,660,714
Buildings, property improvements & equipment	—	7,293,021	—		—		—	7,293,021
Accumulated depreciation	—	(379,324)	—				—	379,324
Net Property & Equipment	—	7,775,646	18,211,500		—		—	25,987,146

OTHER NON-CURRENT ASSETS
Loan Acquisition Costs-net	—	—	435,987		—		—	435,987
Deferred Land Acquisition Costs	—	—	10,339,287					10,339,287
Due from Related Parties-Azur International	—	—	2,274,013		—		—	2,274,013
Other Assets	—	147,032	—					147,032
Total non-current assets	—	147,032	13,049,287		—		—	13,196,319

Total assets	$—	$8,326,541	$33,901,757		$—		$—	$42,228,298

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes & Mortgages Payable-Current Portion	$—	$180,253	$—		$—		$—	$180,253
Notes & Mortgages Payable-Related party	—	1,070,811	1,210,000					2,280,811
Capital Lease Obligation-Current Portion	—	45,016	—					45,016
Accounts Payable and Accruals	32,613	64,671	600,970		—	a	829,561	1,527,815
Other Current Liabilities	—	113,983	1,550,310					1,664,293

Total current liabilities	32,613	1,474,734	3,361,280		—		829,561	5,698,188

LONG TERM LIABILITIES
Notes & Mortgages Payable-Net of Current Portion	—	6,121,506	12,750,477		—	a	700,000	19,571,983
Guaranteed Payments-Related party (h)			16,000,000					16,000,000
Capital Lease Obligation-Net of Current Portion	—	48,445	—		—		—	48,445

Total long term liabilities	—	6,169,951	28,750,477		—	a	700,000	35,620,428

Total liabilities	32,613	7,644,685	32,111,757		—		1,529,561	41,318,616

Non Controlling Interest In Subsidiaries	—	—	—	b	1,022,500		—	1,022,500

STOCKHOLDERS' EQUITY
Preferred Stock-$.0001 par value, 5,000,000 shares	—	—	—				—	—
authorized,								—
Common stock, $0.0001 par value, 300,000,000	10					a	2,524	2,534
shares authorized	—	—	—		—		—	—
Common Stock-Subsidiaries		20	20,000	b	(5,000)	a	(15,020)	—
Additional Paid In Capital	606,670	837,587	4,070,000	b	(1,017,500)	a	(1,672,816)	2,823,941
(Accumulated Deficit)	(639,293)	(155,751)	—		—	a	155,751	(639,293)
Deferrred Interest on Capitalized Land Acq.	—	—	(2,300,000)		—		—	(2,300,000)

Total Stockholders' Equity (Deficit)	(32,613)	681,856	1,790,000		(1,022,500)		(1,529,561)	(112,818)

Total Liabilities and Stockholders' Equity (Deficit)	$—	$8,326,541	$33,901,757		$—		$—	$42,228,298

Azur Holdings Inc.
Pro Forma Consolidated Statement of Operations
For the year ended April 30, 2005
(unaudited)
		The Grand	Azur
	Azur	Shell	Shell
	Holdings,	Landing,	Landing		Proforma		Proforma	Proforma
	Inc.	Inc.	Resort, Inc.		Adjustments		Adjustments	Consolidated

SALES AND REVENUES	$—	$3,365,911	$—		$—		$—	$3,365,911

COST OF SALES	—	382,798	—		—		—	382,798

Gross Profit	—	2,983,113	—		—		—	2,983,113

OPERATING EXPENSES	9,470	1,939,579	—		—		—	1,949,049

Net income (loss) before other income (expenses) and provision for income taxes	(9,470)	1,043,534	—		—		—	1,034,064

OTHER INCOME (EXPENSE)
Other Income		110,080	—					110,080
Other Expense		(232,859)	—					(232,859)
Interest income	—	—	—					—
Interest (expense)	(798)	(348,342)	—	c	(4,468,677)	e	126,000	(4,691,817)

Total other income (expense)	(798)	(471,121)	—		(4,468,677)		126,000	(4,814,596)

Net income (loss) before provision for income taxes	(10,268)	572,413	—		(4,468,677)		126,000	(3,780,532)

Provision for income taxes	—		—		—		—	—

Net income (loss) before minority share	(10,268)	572,413	—		(4,468,677)		126,000	(3,780,532)

Minority share of Income (Loss)	—	—	—	d	(1,117,169)			(1,117,169)

Net income (loss)	$(10,268)	$572,413	$—		$(3,351,508)		$126,000	$(2,663,363)
Net income (loss) per weighted average share	($0.11)							($0.11)
Weighted average number of shares (f)	95,372						25,236,773	25,332,145

		Azur Holdings Inc.
		Pro Forma Adjustments -Balance Sheet and Annual Income Statement

a)	Issuance of 25,236,773 shares of common stock and assumption of $ 700,000 of 18% debt and $ 829,561 of payables for 100% equity in GSLI and 75% of ASLR.
b)	Recognition of 25% Minority share in ASLR.
c)	Annual interest expenses of $ 4,468,677 on ASLR debt and loan fees
d)	Minority share ( 25%) of ASLR loss.
e)	Annual interest expenses of $ 126,000 on Azur debt assumed.
f)	Reflects effect of August 9, 2005 1:1,370 reverse stock split
g)	Debt comprises the following:
		Name	Amount	Interest Rate	Maturity
	ASLR	Crawford	1,210,000	4.0%	Nov 2006
		Olympic	6,750,477	14.0%	June 2007
		Omicron	6,000,000	14.0%	June 2007
	GSLI	Textron	6,301,759	Prime + 1.5%	Nov 2009
		Crawford*	1,070,811	4.0%	Nov 2005	*(Paid in Nov. 2005).
	AZUR Transfer
		Arron Baer	700,000	18.0%	Jan. 2007

This $700,000 note is guaranteed by Azur by the proceeds of Victoria Green LLC, a development project that Azur has a 25% interest in.  The project consists of 24 townhomes in the Ft. Lauderdale area, with construction estimated from June 2006 to completion date by March 2007.

h)
Guaranteed Payments-Related party of $16,000,000 to be paid from 5% of the gross revenues derived from the sale of land, developed property, or the lease or rental of any property of ASLR, until the year 2011, incurred via land purchase of $5,660,714 and deferred land acquisition costs of $ 10,339,287.

Pro Forma Consolidated Statement of Operations
For the Six Months Ended October 31, 2005
Unaudited
		The Grand	Azur
	Azur	Shell	Shell
	Holdings,	Landing,	Landing		Proforma		Proforma	Proforma
	Inc.	Inc.	Resort, Inc.		Adjustments		Adjustments	Consolidated

SALES AND REVENUES	$—	$981,292	$—		$—		$—	$981,292

COST OF SALES	—	141,338	—		—		—	141,338

Gross Profit	—	839,954	—		—		—	839,954

OPERATING EXPENSES	170,368	841,207	—		—		—	1,011,575

Net income (loss) before other income (expenses) and provision for income taxes	(170,368)	(1,253)	—		—		—	(171,621)

OTHER INCOME (EXPENSE)
Other Income			—					—
Other Expense		(181,635)	—					(181,635)
Interest income	—	—	—					—
Interest (expense)	—	(251,996)	—	a	(2,234,339)	c	(63,000)	(2,549,335)

Total other income (expense)	—	(433,631)	—		(2,234,339)		(63,000)	(2,730,970)

Net income (loss) before provision for income taxes	(170,368)	(434,884)	—		(2,234,339)		(63,000)	(2,902,591)

Provision for income taxes	—	—	—		—		—	—

Net income (loss) before minority share	(170,368)	(434,884)	—		(2,234,339)		(63,000)	(2,902,591)

Minority share of Income (Loss)			—	b	(558,585)			(558,585)

Net income (loss)	$(170,368)	$(434,884)	$—		$(1,675,754)		$(63,000)	$(2,344,006)
Net income (loss) per weighted average share	($1.70)							($0.09)
Weighted average number of shares (d)	100,120						25,236,773	25,336,893

Azur Holdings Inc.
Pro Forma Adjustments Six Months Income Statement

a)	Six month interest expenses of $ 2,234,339 on ASLR debt and loan fees
b)	Minority share of ASLR loss.
c)	Six month interest expenses of $ 63,000 on Azur debt assumed.
d)	Reflects effect of August 9, 2005 1:1,370 reverse stock split

Azur Holdings Inc.
Proforma Consolidated Balance Sheet - INTEREST EXP CALC
October 30, 2005

	Azur Shell	INT RATE	ANNUAL INT
	Landing
ASSETS	Nov 3

CURRENT ASSETS
Cash and Cash Equivalents	$1,200,000
Restricted Cash	1,440,970
Prepaid Expenses	—

Total current assets	2,640,970

PROPERTY AND EQUIPMENT
Land	12,550,786
Land Acquisition Costs	5,660,714
Net Property & Equipment	18,211,500

OTHER NON-CURRENT ASSETS
Loan Acquisition Costs-net	435,987	36 MO	145,329
Deferred Land Acquisition Costs	10,339,287	6 YRS	1,723,215
Due from Related Parties-Azur International	2,274,013
Other Assets	—
Total non-current assets	13,049,287

Total assets	$33,901,757

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes & Mortgages Payable-Current-Crawford	$1,210,000	4%	$48,400
Accounts Payable and Accruals	600,970
Other Current Liabilities	1,550,310

Total current liabilities	3,361,280

LONG TERM LIABILITIES
Notes & Mortgages Pay. Olympic	6,750,477	14%	945,067
Omicron	6,000,000	14%	840,000
Naranjo	16,000,000	see amort of land costs 10MM

Capital Lease Obligation-Net of Current Portion	—

Total long term liabilities	28,750,477

Total liabilities	32,111,757

STOCKHOLDERS' EQUITY
Preferred Stock-$.0001 par value, 5,000,000 shares	—
authorized,
Common stock, $0.0001 par value, 300,000,000
shares authorized	—
Common Stock	20,000
Additional Paid In Capital	4,070,000
(Accumulated Deficit)	—
Non Controlling Interest In Subsidiaries	—
Deferrred Interest on Capitalized Land Acq.	(2,300,000)	3 yrs	766,667

Total Stockholders' Equity (Deficit)	1,790,000

Total Liabilities and Stockholders' Equity (Deficit)	$33,901,757
TOTAL EXP	—		4,468,677
INTEREST

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Item 25.	Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Expenses(1)	($)
SEC Registration Fee Transfer Agent Fees Accounting fees and expenses Legal fees and expenses Miscellaneous	$8,666.72 * * * *
Total	*
* to be supplied by amendment
(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.	Recent Sales of Unregistered Securities

On February 14, 2006 we entered into and consummated the Exchange Agreement with AII. Under the Exchange Agreement, we issued an aggregate of 25,236,773 shares of our common stock, in exchange for 100% of the outstanding shares of common stock of GSLI and 75% of the outstanding shares of common stock of ASLR held by AII. We also assumed certain liabilities of AII aggregating approximately $1,650,000. These shares were issued pursuant to Section 4(2) of the Securities Act.

In March 2006 we entered into a Consulting Agreement with Blackwood Partners, Ltd. pursuant to which we issued an aggregate of 375,000 shares of our common stock as a consulting fee. These shares were issued pursuant to Section 4(2) of the Securities Act.

We have not issued any other securities during the three years preceding the date of filing of this registration statement.

Item 27.	Exhibits

Exhibit No.	Description of Exhibit

3.1
Certificate of Incorporation of the Company, dated August 28, 1985. Incorporated By reference to Exhibit 3.3 to the Registration Statement on Form S-4 (No. 333-126713) filed by the Company on July 20, 2005 (the “S-4”).

3.2	Amendment to the Certificate of Incorporation of Harvest, filed November 22, 1985. Incorporated by reference to Exhibit 3.4 to the S-4.

3.3	Certificate of Renewal of Harvest filed August 3, 2000. Incorporated by reference to Exhibit 3.5 to the S-4.

3.4	By-laws of Harvest. Incorporated by reference to Exhibit 3.6 to the S-4.

4.1	Warrant to Purchase 1,241,508 shares of the Company’s Common Stock issued to Newpoint Advisors, LLC.*

4.2	Warrant to Purchase 275,000 shares of the Company’s Common Stock issued to Guzov Ofsink, LLC.*

4.3	Warrant to Purchase 600,000 shares of the Company’s Common Stock issued to Robert and Kathleen Cohen Family Trust.*

4.4	Warrant to Purchase 100,000 shares of the Company’s Common Stock issued to Robert and Kathleen Cohen Family Trust.*

4.5	Form of Warrants to purchase an aggregate of 10 million shares of the Company’s common stock to be issued to certain investors.**

5.1	Opinion of Guzov Ofsink, LLC with respect to the validity of the shares being offered.*

10.1
Exchange Agreement, dated as of February 14, 2006 between the Company and AII. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-k filed by the Company on February 14, 2006 (the “February 14, 2006 8-K”).

10.2	Waiver Agreement and Amendment dated February 14, 2006 among the Company, AII and certain other persons. Incorporated by reference to Exhibit 10.2 to the February 14, 2006 8-K.

10.3	Waiver Agreement and Amendment dated February 14, 2006 among the Company, AII and certain other persons. Incorporated by reference to Exhibit 10.3 to the February 14, 2006 8-K.

10.4	Form of Guarantee by the Company in favor of certain other persons. Incorporated by reference to Exhibit 10.4 to the February 14, 2006 8-K.

10.5
Form of Amended and Restated Debentures due September 30, 2006 dated February 14, 2006 by the Company and AII in favor certain other persons. Incorporated by reference to Exhibit 10.5 to the February 14, 2006 8-K.

10.6	Registration Rights Agreement dated February 14, 2006 between the Company and certain other persons. Incorporated by reference to Exhibit 10.6 to the February 14, 2006 8-K.

10.7
Co-Ownership Agreement dated October 21, 2005 among, the Company, ASLD II and AII. Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by AII on November 4, 2005 (the “November 4, 2005 8-K”).

10.8	Promissory Note, dated November 3, 2005 in the principal amount of $1,460,000 from ASLR to Crawford. Incorporated by reference to Exhibit 2.2 to the November 4, 2005 8-K.

10.9
Loan Agreement, dated as of November 3, 2005 among, AII, ASLR, GSLI, ASLD II, Omicron Master Trust and certain other investors (the “Investors”). Incorporated by reference to Exhibit 2.4 to the Current November 4, 2005 8-K.

10.10	Form of Promissory Note, dated November 3, 2005 from ASLR, Azur, GSLI and ASLD II to Investors. Incorporated by reference to Exhibit 2.5 to the November 4, 2005 8-K.

10.11	Deed of Trust and Security Agreement dated November 3, 2005 from ASLR, AII, GSLI and ASLD II in favor of the Investors. Incorporated by reference to Exhibit 2.6 to the November 4, 2005 8-K.

10.12	Indemnity Agreement dated November 17, 2004 among GSLI, Carl Crawford (“Crawford”) and AII. . Incorporated by reference to Exhibit 10.13 to the S-4.

10.13	Warranty Deed from Shell Landing Golf, LLC to GSLI. . Incorporated by reference to Exhibit 10.4 to the S-4.

10.14
Promissory Note in the principal amount of $6,400,000 dated November 17, 2004 from GSLI to the order of Textron Financial Corporation (“Textron”). Incorporated by reference to Exhibit 10.17 to the S-4.

10.15	Assignment of Leases, Rents and Contracts from GSLI to Textron. Incorporated by reference to Exhibit 10.18 to the S-4.

10.16	Deed of Trust, Security Agreement and Fixture Filing dated as of November 17, 2004 from GSLI to Textron. Incorporated by reference to Exhibit 10.19 to the S-4.

10.17
Design Contract dated July 20, 1999 among Shell Landing Development, Inc. and McIntyre Golf Development and Love Enterprises and Associates, Inc. and Davis Love III. Incorporated by reference to Exhibit 10.23 to the S-4.

10.18	Letter, dated November 10, 2004 from Love Enterprises and Associates, Inc. to GSLI. Incorporated by reference to Exhibit 10.24 to the S-4.

10.19	Engagement Agreement, dated March 1, 2006 between the Company and Newpoint Advisors, LLC.*

10.20	Employment Agreement, dated March 1, 2006 between the Company and Donald Goree.*

10.21	Employment Agreement, dated March 1, 2006 between the Company and Donald Winfrey.*

10.22	Employment Agreement, dated March 1, 2006 between the Company and Albert Lazo.*

10.23	Employment Agreement, dated March 1, 2006 between the Company and Nora Zampieri.*

10.24	Consulting Agreement, dated March 1, 2006 between the Company and Blackwood Partners, Ltd. *

10.25	Securities Purchase Agreement, dated as of March 8, 2006 between the Company and Graybrick Partners I, LLC.*

14.1	Code of Ethics.*

16.1
Letter, dated June 3, 2005 from Goldstein Golub Kessler LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.2 to the Company’s Current Report on Form 8-K filed June 6, 2005.

21.1	Subsidiaries of the Company.*

23.1	Consent of Guzov Ofsink, LLC (set forth in Exhibit 5.1)

23.2	Consent of Baum & Company, P.A.*

23.3	Consent of Goldstein Golub Kessler LLP.*

______________________________
* Filed herewith.
** To be filed by amendment.

Item 28.	Undertakings

(1) The undersigned small business issuer hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(B) That, for determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(C) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(D) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly in the City of Fort Lauderdale, State of Florida, on March 8, 2006.

AZUR HOLDINGS, INC.

By:	/s/ Donald Goree
Donald Goree
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Donald Goree	March 8, 2006
Donald Goree
Chairman, Chief Executive Officer And Director (Principal Executive Officer)

/s/ Donald Winfrey	March 8, 2006
Donald Winfrey
President and Director (Principal Accounting Officer and Principal Financial Officer)

/s/ Tony Sharp	March 8, 2006
Tony Sharp
Director

/s/ Frederick Trowman-Rose	March 8, 2006
Frederick Trowman-Rose
Director